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                                                                   EXHIBIT 10.1

            NOTICE: THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION
         PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, SOUTH
                 CAROLINA CODE ANN. SECTION 15-48-10, ET. SEQ.

                                 LEASE AGREEMENT

         THIS LEASE AGREEMENT (this "Lease") dated as of December 24, 2002, by and between

SUMTER REALTY GROUP, LLC, organized and existing under the laws of the State of South Carolina (together with its heirs, successors and permitted assigns, the "Landlord"),

and

BIOPURE CORPORATION, organized and existing under the laws of the State of Delaware (together with its heirs, successors and permitted assigns, the "Tenant").

                                 WITNESSETH:

1. PREMISES. Landlord does hereby demise and let unto Tenant and Tenant does hereby lease and take from Landlord for the term and upon the terms, covenants, conditions and provisions set forth herein all that tract of land located in Sumter County, South Carolina, as more particularly described on attached EXHIBIT A-1 and depicted on attached EXHIBIT A-2 (herein called the "Land"), together with the Facility (as defined in the Construction Addendum) and other improvements to be constructed thereon in accordance with Section 3 hereof, and the benefit of all rights, appurtenances, privileges, easements, rights of ingress or egress, licenses or hereditaments now or hereafter belonging or appertaining to any of the foregoing (the Land, the Facility, such benefits and any other improvements thereon being herein collectively called the "Premises").

         TO HAVE AND TO HOLD unto Tenant, its successors and assigns, in accordance with the terms of this Lease.

2.       TERM COMMENCEMENT DATE; OPTION TO PURCHASE.

         2.1. Term. The term of this Lease (the "Term") shall commence on the Term Commencement Date (as defined in the Construction Addendum) and shall terminate on the last day of the 300th full calendar month after the Term Commencement Date (the "Expiration Date") or on such earlier date on which the Term may expire or be terminated pursuant to the provisions of this Lease or pursuant to law. Within one hundred eighty (180) days after the Term Commencement Date, Landlord and Tenant shall execute and record an agreement supplementary hereto, setting forth: the Construction Commencement Date, the Term Commencement Date, the Expiration Date and the Annual Rental based upon the Project Cost of the Premises.

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         2.2.     Option to Purchase. Landlord hereby grants to Tenant an
         exclusive option to purchase the Premises at any time during the Term from and after the third anniversary of the Construction Commencement Date (as defined in Section 3.1 below) and in accordance with the terms and conditions set forth in attached EXHIBIT B (the "Option"). The Option shall survive the termination of this Lease for a period of one
         (1) year and may be exercised at any time during such one year period, provided such Lease termination occurs after the third anniversary of the Construction Commencement Date, and the Option shall inure to the benefit of the successors and assigns of Tenant. Upon Tenant's delivery to Landlord of written notice of Tenant's election to exercise the Option, Landlord shall convey the Premises to Tenant as provided in attached EXHIBIT B. In addition to all other rights and remedies provided herein, Tenant shall be entitled to the remedy of specific performance with regard to the Option. Notwithstanding the foregoing, in the event that Landlord has not, despite good faith efforts, closed on financing for the design, engineering, installation, equipping, construction and building of the Facility the gross proceeds of which are not less than $120,000,000 (the "Financial Closing") within seventy-five (75) days of the date set forth in the first paragraph of this Lease, this Lease shall terminate, subject to the survivability of provisions relating to choice of law, interpretation of the Lease, dispute resolution, indemnity, confidentiality and notice, and the parties shall have no further obligation hereunder.

         2.3. Tenant's Right of Early Termination of Lease. Landlord and Tenant acknowledge that Tenant has not completed its due diligence review of the Premises and supporting documents. Tenant shall have the right to terminate this Lease in its sole and absolute discretion at any time within ninety (90) days of the date of execution of this Lease, in the event Tenant determines that the Premises are not suitable for development of the Facility, the exhibits to the Lease are not finalized, or that any of the due diligence documentation, including surveys and title evidence, are not complete or satisfactory for a transaction of this nature. Notwithstanding any of the foregoing to the contrary, Tenant shall have no right to terminate this Lease pursuant to Section 2.3 hereunder after the Financial Closing has occurred; provided, however, the Landlord acknowledges and agrees that the Financial Closing shall not take place until such time as the Tenant has approved the terms and conditions, except as to interest rate and prepayment schedule, and documentation of such financing and Tenant has completed to its satisfaction its due diligence review of the Property and approved the condition of the Property for development of the Facility and all documents which are exhibits to the Lease have been approved by Tenant. In the event Tenant exercises its right to terminate the Lease pursuant to this Section 2.3, the Lease shall terminate upon receipt by Landlord of Tenant's written notice of termination delivered in accordance with the notice provisions of
         Section 30 hereof, subject to survivability of provisions relating to choice of law, interpretation of the Lease, dispute resolution, indemnity, confidentiality and notice, and the parties shall have no further obligation hereunder.

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3.       COMPLETION BY LANDLORD.

         3.1. Construction. Landlord shall promptly commence, and shall pursue with due diligence and continuously until completion, the construction of the Facility in accordance with the provisions of the Construction Addendum attached hereto as EXHIBIT C, as the same may be amended from time to time. The date upon which Landlord commences construction of the Facility is referred to herein as the "Construction Commencement Date". Construction will be deemed to have commenced upon the pouring of footers for the Facility.

         3.2. Delivery of Premises. On the Term Commencement Date, Landlord agrees that: (a) Landlord shall deliver possession of the Premises free of all leases, tenancies, occupants, construction lien claims (except to the extent a bond may have been posted against such claims in accordance with Section 14.2 below), and material defects in material and workmanship; (b) the Premises shall be in material compliance with all Applicable Laws (as defined in Section 11 below), and the provisions of the Construction Addendum (except as the same strictly relate to the Operational Qualification and Performance Qualification phases of Validation); (c) the Premises shall not be subject to any title exceptions except Permitted Encumbrances (as defined in Section
         28.1 below); and (d) Landlord shall have satisfied all those obligations imposed upon Landlord by the provisions of this Lease, or the Construction Addendum, which are required to be complied with prior to the Term Commencement Date.

         3.3. Project Cost. Within one hundred twenty (120) days from and after the Term Commencement Date, Landlord will deliver to Tenant a final written certification of the Project Cost (as defined in Section 5.2.1(b) below), specified by line item, consistent with the terms and requirements of this Lease and the Construction Addendum. The Project Cost as certified by Landlord will be subject to Tenant's reasonable review and approval, provided, however, that if the Project Cost does not exceed the preliminary estimate thereof, as detailed on attached EXHIBIT E with additions and subtractions as agreed to by the Tenant pursuant to the Construction Addendum, by more than one percent (1%), then Tenant will have no basis for objection thereto. Upon approval of the Project Cost by both Landlord and Tenant, the parties will execute and deliver an instrument specifying the Project Cost.

4. USE OF PREMISES. Tenant may use the Premises for operation of a biopharmaceutical manufacturing facility with appurtenant offices or for any other lawful use; provided, however, that Tenant shall not be permitted to use the Premises for any use not permitted by (i) applicable zoning regulations, or (ii) any covenants and restrictions to which the Premises (with the prior written consent of Tenant) is made subject during the Term.

5.       RENT.

         5.1. Basic Rent. During each year of the Term, Tenant hereby covenants and agrees to pay Annual Rental (as defined below) to Landlord, calculated in

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         accordance with Section 5.2 below, in advance in twelve (12) equal monthly installments (each such installment being referred to herein as "Basic Rent"). Additionally, Tenant covenants and agrees to pay, directly to the taxing authority, the amount of any and all rental, sales or use taxes levied by any governmental body having authority upon the use or occupancy of the Premises. Basic Rent shall be due and payable beginning on the Rent Commencement Date (as defined below) and continuing on the first day of each and every month thereafter throughout the Term and shall be paid without demand, set-off or deduction except as otherwise provided herein to Landlord at its address set forth in Section 30 below. Provided, however, that if the Rent Commencement Date should be a date other than the first day of a calendar month, the Basic Rent for the first month will be prorated to the end of that calendar month. For purposes hereof, "Rent Commencement Date" shall mean the date of Substantial Completion (as defined in the Construction Addendum) of the Facility.

         5.2.     Basic Rent Calculation.

                  5.2.1 Definitions. For purposes of this Section 5.2.1, the following terms shall have the meanings set forth below:

                           (a) The term "Incentives" shall mean certain local and state government incentives, as listed on attached EXHIBIT D, paid or granted to Tenant in connection with its operation in the Premises.

                           (b) The term "Project Cost" shall mean the actual, bona fide cost to Landlord with respect to the acquisition, investigation, financing, design, engineering, procurement, installation, construction, interconnection, testing, commissioning, and Validation (as defined in the Construction Addendum) of the Premises, a preliminary estimate of which is attached as EXHIBIT E hereto.

                  5.2.2 Rent Calculation. Annual Rental shall be calculated based upon a fifteen percent (15%) capitalization rate of the difference of the Project Cost less (i) the Incentives, [(ii) the Tenant capital contributions (if any),] (iii) the Escrow Amount (as defined in Section 31 below) and (iv) the value of warrants issued by Tenant to Tiger Trust pursuant to [reference to agreement]. For example, based upon an assumed Project Cost of $150,137,402, Incentives in the amount of $7,000,000, an Escrow Amount of $10,000,000 and the value of warrants issued by Tenant of $18,750,000, the Annual Rental would be $17,158,110 ($150,137,402 - $35,750,000 =
                  $114,387,402 x 0.15 = $17,158,110 and each monthly installment of Basic Rent would be $1,429,833.

                  5.2.3 Annual Rent for First Two Years. Notwithstanding the rent calculation illustration and other provisions in Section 5.2.2, the Annual

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                  Rental for the first two (2) years after the Rental
                  Commencement Date shall be $13,750,000.

                  5.2.4 Additional Monetary Obligations. In addition to Basic Rent, Tenant will be obligated to bear certain direct costs and expenses associated with the Premises as provided in this Lease (any such amounts being referred to herein as "Additional Monetary Obligations"). Unless the Lease provides otherwise, all Additional Monetary Obligations shall be paid by Tenant to Landlord within thirty (30) days of Landlord's demand for the same.

6.       TAXES AND OTHER IMPOSITIONS.

         6.1. Tenant's Payment. As Additional Monetary Obligations hereunder, and except to the extent included in the Project Cost, at least thirty (30) days before any fine, penalty, interest or cost may be added thereto for the non-payment thereof (or sooner if elsewhere herein required), Tenant shall pay throughout the Term, unless otherwise set forth herein, all levies, rental, sales and use taxes, ad valorem property taxes, assessments, water and sewer rents and charges, liens, license and permit fees, charges for public utilities and all other charges, imposts or burdens of whatsoever kind and nature, general or special, foreseen or unforeseen, whether or not particularized by name, ordinary or extraordinary, which are applicable to the Term, and which are created, levied, assessed, confirmed, adjudged, imposed or charged by any federal, state or municipal government or public authority, or under any law, ordinance or regulation thereof, or pursuant to any Permitted Encumbrances (all of which are hereinafter referred to as "Impositions") upon or with respect to the Premises or directly upon this Lease or the Basic Rent payable hereunder or amounts payable by any subtenants or other occupants of the Premises, or upon this transaction or any related documents to which Tenant is a party or successor in interest, or against Landlord because of Landlord's estate or interest herein. If Tenant is permitted by the assessing and collecting authorities and elects to pay any Imposition in installments, Tenant shall not be responsible for any unpaid installments thereof which become due and payable after the expiration or earlier termination of the Term. Tenant shall pay any Imposition directly to the government or other public authority charged with the collection of such Imposition and shall furnish Landlord, not later than ten (10) days prior to the last day upon which they may be paid without any fine, penalty, interest or cost, receipts or other evidence satisfactory to Landlord of the payment of all such Impositions.

         6.2. Fee in Lieu of Property Tax. Landlord will submit the appropriate applications and enter into the appropriate agreements to cause the Premises to be subject to a "Fee In Lieu of Property Tax" under South Carolina law; provided, however, that all such applications and agreements, including, without limitation, any lease agreement between Landlord and Sumter County, will be subject to Tenant's prior written approval, which will not be unreasonably withheld. Tenant has been advised that Landlord will apply for a Fee In Lieu of Property Tax at an assessment rate of ten and one-half percent (10.5%) (the "Assessment Rate");

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         provided, however, the Assessment Rate shall be reduced to six percent
         (6%) for all investments which are (i) subject to fee in lieu of tax payments, (ii) invested within five (5) years of the execution of the original fee in lieu of tax agreement and (iii) are in excess of $85,000,000.00. Landlord will obtain Tenant's and any and all mortgagees' prior written consent before applying for a Fee In Lieu of Property Tax at any rate higher than the applicable Assessment Rate set forth above.

         6.3. Landlord's Payment. Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits, corporate, capital stock, or franchise tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any Imposition or an increase in any Imposition.

         6.4. Monthly Deposits. Notwithstanding the foregoing provisions of this Section 6, Landlord shall have the right upon the occurrence and continuance of a default by Tenant under this Lease, after giving effect to any applicable grace periods contained herein, at its option, to require Tenant to pay to Landlord or to any mortgagee, at the time when the monthly installment of Basic Rent is payable, an amount equal to one-twelfth (1/12th) of the annual Impositions as reasonably estimated by Landlord and, to the extent such payments are timely made, Landlord or such mortgagee shall be responsible for timely payment of such Impositions to the applicable governmental entities. If Landlord elects to have Tenant make such payments, Tenant also shall pay to Landlord or to such mortgagee, as the case may be, at least thirty (30) days before any fine, penalty, interest or cost may be added thereto for the non-payment thereof, the amount by which the Impositions becoming due exceed the monthly payments on account thereof previously made by Tenant and Landlord or such mortgagee shall be responsible for timely payment of such Impositions to the applicable governmental entities.

         6.5. Contest by Tenant. Tenant may bring proceedings to contest the validity or amount of any Imposition or to recover payments therefor and may postpone payment to the extent allowed by applicable law, except with respect to the payment of the Fee in Lieu of Property Tax. Tenant shall save Landlord harmless from all costs and expenses in connection with such proceedings. Landlord shall cooperate with Tenant with respect to such proceedings to the extent reasonably necessary, but all costs, fees and expenses incurred in connection with such proceedings shall be borne by Tenant. Tenant shall give Landlord advance written notice of Tenant's intention to take any such action.

7.       INSURANCE.

         7.1. Types. Tenant, at Tenant's sole cost and expense, shall maintain and keep in effect throughout the Term with policies from an insurer and in form and substance all reasonably satisfactory to Landlord the following types of insurance:

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                  7.1.1    Property Insurance. Tenant will maintain insurance
                  against loss or damage to the Facility and all other improvements, and the Equipment (as defined in the Construction Addendum), now or hereafter located on the Premises, by fire, earthquake and such other casualties as may be included in the "all-risk" insurance from time to time available, in an amount equal to the full insurable replacement value thereof. Such policy will also include business interruption coverage (including rent loss coverage) in sufficient amounts. Landlord or Tenant periodically may request an adjustment of the amount of the "all-risk" insurance to reflect the then current full replacement cost of the Facility and other improvements;

                  7.1.2 Commercial General Liability Insurance. Tenant will maintain commercial general liability insurance covering claims arising from bodily injury and property damage occurring on, in or about the Premises with minimum limits of $1,000,000 per occurrence and $2,000,000 general aggregate;

                  7.1.3 Excess Liability Insurance. Tenant will maintain umbrella liability insurance with a limit of not less than $10,000,000 per occurrence; and

                  7.1.4 Other Insurance. Tenant will maintain boiler insurance (if applicable), plate glass insurance, and such other forms of insurance as may be specified from time to time by Landlord; all such insurance shall be in such reasonable types and amounts as may be specified from time to time by Landlord or by any mortgagee and commercially available at reasonable cost.

         7.2.     Insured Parties. The policies of insurance described in
         Section 7.1 above shall name Landlord as an additional insured, and in addition shall contain a standard mortgagee endorsement in favor of all mortgagees.

         7.3. Policies. Each policy of insurance required by Section 7.1 above shall provide that it shall not be canceled without at least thirty (30) days prior written notice to Landlord and to any mortgagee named in any endorsement thereto. Subject to the consent of the insurer, each policy shall have an executive notice endorsement or comparable form of coverage attached thereto to the effect that no act or omission of Tenant shall affect the obligation of the insurer to pay the full amount of any loss sustained.

         7.4. Evidence of Coverage. At least ten (10) days prior to the Term Commencement Date, a certificate of insurance for each policy shall be delivered to Landlord by Tenant. Tenant may carry any insurance required by this Section 7 under a blanket policy, applicable to the Premises, in which event Tenant shall deliver the insurer's certificates thereof and two certified copies of the underlying policy in lieu of the original, showing all of the terms of such coverage applicable to the Premises and showing the insured parties as aforesaid. If Tenant shall

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         fail, refuse or neglect to obtain or to maintain any insurance that it is required to provide, or to furnish Landlord with satisfactory evidence of coverage within the time required, and Tenant shall fail to cure such insurance deficiency after Landlord has provided Tenant with five (5) days advance written notice of such insurance deficiency, Landlord shall have the right to purchase such insurance. All payments for such insurance made by Landlord shall be recoverable by Landlord from Tenant, together with interest thereon, as Additional Monetary Obligations promptly upon being billed therefor.

         7.5. Waiver of Subrogation. Each of the parties hereto hereby releases the other, to the extent of the releasing party's insurance coverage, from any and all liability for any loss or damage covered by such insurance which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party, its agents or employees. Landlord and Tenant shall require their respective insurance companies to include a standard waiver of subrogation provision in their respective policies.

8.       REPAIRS AND MAINTENANCE.

         8.1. Tenant's Obligations. Tenant, at its sole cost and expense and throughout the Term, shall keep and maintain in good order and condition, subject to normal wear and tear, the Facility and the other improvements now or hereafter located upon the Premises, and any sidewalks, parking areas, curbs and access ways upon the Premises, and shall promptly make all repairs necessary to keep and maintain such good order and condition, whether such repairs are interior or exterior, ordinary or extraordinary, foreseen or unforeseen. Landlord shall extend to Tenant the benefit from warranties on such items, if any, that have been made by Landlord's contractors or vendors. Tenant shall keep and maintain all open areas of the Premises not built upon or paved as landscaped areas in a neat and orderly condition by performing all necessary tasks, including, but not limited to, grass cutting, seeding, watering, weeding and replacing any dead or diseased planting. Tenant shall not use or permit the use of any portion of the Premises for outdoor storage to the extent such use would violate applicable zoning ordinances or restrictive covenants. When used in this Section 8, the term "repairs" shall include replacements and renewals when necessary. All repairs made by Tenant shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Premises. Tenant shall maintain and repair all HVAC systems appurtenant to the Facility using a service firm or firms reasonably acceptable to Landlord which shall provide service and maintenance in accordance with the manufacturer's recommendations and, upon request of Landlord, shall provide a copy of the contract to Landlord.

         8.2. Landlord's Obligations. Landlord, throughout the Term and at Landlord's sole cost and expense, shall make all necessary repairs to the footings and foundations, and the structural elements of the Facility (including, without limitation, structural steel columns and girders, and the roof); provided, however, that Landlord shall have no responsibility to make any repair unless and until

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         Landlord receives written notice of the need for such repair, and provided further that Landlord shall have no responsibility to repair any damage which arises out of or is caused by the acts or omissions of Tenant or any employee, agent, contractor or invitee of Tenant.

9. UTILITY CHARGES. Tenant shall be solely responsible for and shall pay promptly all rents, costs and charges for water service, sewer service, gas, electricity, light, heat, steam, power, telephone and other communication services, and any and all other utilities or services rendered or supplied upon or in connection with the Premises.

10. NET LEASE. Except for the obligations of Landlord expressly set forth herein, this Lease is a "net lease" and Landlord shall receive the Basic Rent as hereinabove provided as net income from the Premises, not diminished by any Imposition or any expenses or charges required to be paid to maintain the Premises or to continue the ownership of Landlord other than payments contemplated under Section 6.3 or under any mortgages now existing or hereafter created by Landlord, and, except as set forth herein, Landlord is not and shall not be required, to render any services of any kind to Tenant.

11. GOVERNMENTAL REGULATIONS. Landlord covenants and agrees that it shall deliver the Premises to Tenant in a condition such that the Premises comply with all Applicable Laws (as defined below). With regard to all or any part of the Premises or to the use or manner of use of the Premises, or to the sidewalks, parking areas, curbs and access ways within the Premises, or to the fixtures and equipment in the Premises, throughout the Term and at its sole cost and expense, Tenant shall: (i) comply promptly with all Applicable Laws relating to Tenant's business and Tenant's obligations under this Lease; (ii) keep in force at all times all licenses, consents and permits necessary for the lawful use of the Premises for the purposes herein provided; and (iii) comply with the requirements of all public liability, fire, and other policies of insurance covering the Premises. Provided, however, that Tenant shall not be required to comply with Applicable Laws with respect to the footings and foundations and the structural elements of the Facility (including, without limitation, structural steel columns and girders, and the roof), unless the need for such compliance arises out of or is caused by the acts or omissions of Tenant or any employee, agent, contractor or invitee of Tenant. For purposes hereof, "Applicable Laws" shall mean all legal requirements, laws, ordinances, orders, rules or regulations, permit conditions and requirements of all federal, state, county and municipal governments, courts, departments, commissions, boards and offices, or any other body exercising functions similar to any of those of the foregoing, which may be applicable to the Premises or any part thereof.

12. SIGNS. Except for signs which are located wholly within the interior of the Facility and which are not visible from the exterior of the Premises, no signs shall be placed, erected, maintained or painted at any place upon the Premises without the prior written consent of Landlord as to the size, design, color, location, content, illumination, composition or material and mobility thereof, which

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         consents shall not be unreasonably withheld, conditioned or delayed;
         provided, upon consent of the architectural review committee to the same, as required pursuant to certain Permitted Encumbrances, Landlord hereby consents to the sign(s) detailed in the Review Plans and Specifications attached to the Construction Addendum. All signs shall be maintained by Tenant in good condition during the Term, and Tenant shall remove all signs at the termination of this Lease and shall repair and restore any damage caused by the installation or removal thereof.

13.      ALTERATIONS, ADDITIONS AND FIXTURES.

         13.1. Installation of Fixtures. Subject to the provisions of Section 14, Tenant shall have the right to install in the Facility any trade fixtures from time to time during the Term; provided, however, that no such installation or removal thereof shall compromise the structural portions of the Facility and Tenant shall repair and restore any damage or injury to the Premises caused thereby.

         13.2. Tenant's Alterations. Except as otherwise set forth herein, Tenant shall not make or permit to be made any material alterations, improvements or additions to the Premises without on each occasion first presenting to Landlord plans and specifications therefor and obtaining Landlord's prior written consent thereto, which consent shall not be unreasonably withheld or delayed; except that Tenant may make alterations, improvements or additions to those portions of the Premises that Landlord is not obligated to maintain pursuant to Section
         8.2 above, without the consent of Landlord, provided that: (i) Tenant supplies Landlord with plans and specifications and any necessary permits therefor at least ten (10) days in advance of commencing construction thereof; (ii) such alterations and improvements do not impair the structural strength of the Facility or any other improvements or reduce the value of the Premises; and (iii) Tenant shall take or cause to be taken all steps that are required by Section 14 hereof and that are required or permitted by law in order to avoid the imposition of any mechanic's lien upon the Premises. Any and all alterations, improvements and additions to the Premises which are constructed, installed or otherwise made by Tenant shall be the property of Tenant until the expiration or earlier termination of this Lease. Subject to Tenant's exercise of and rights under the Option, upon the expiration or earlier termination of this Lease, all alterations and additions shall remain on the Premises and become the property of Landlord without payment therefor by Landlord unless, upon the expiration or earlier termination of this Lease, Landlord shall give written notice to Tenant to remove the same; in which event Tenant will remove such alterations, improvements and additions, and repair and restore any damage to the Premises caused by the installation or removal thereof. Prior to the completion of any material alteration, improvement or addition, Landlord and Tenant agree to execute a written statement as to whether or not the alteration, improvement or addition shall be required to be removed upon the expiration or earlier termination of this Lease.

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14.      MECHANICS' LIENS.

         14.1. Tenant's Obligations. Tenant shall promptly pay any contractors and materialmen engaged by Tenant to supply labor, work or materials at the Premises so as to minimize the possibility of a lien attaching to the Premises. Tenant shall take all reasonable steps permitted by law in order to avoid the imposition of any such mechanic's lien upon the Premises relating to work contracted for by Tenant. Should any such lien be filed, for work performed for Tenant other than by Landlord, Tenant shall bond against or discharge the same within thirty (30) days after the lien is filed and served on Tenant, as provided in Section 29-5-110 of the South Carolina Code of Laws of 1976, as amended. Nothing in this Lease is intended to authorize Tenant to do or cause any work or labor to be done or any materials to be supplied for the account of Landlord, all of the same to be solely for Tenant's account and at Tenant's risk and expense. Throughout this Lease the term "mechanic's lien" is used to include any lien, encumbrance or charge levied or imposed upon the Premises or any interest therein or income therefrom on account of any mechanic's, laborer's or materialmen's lien or arising out of any debt or liability to or any claim or demand of any contractor, mechanic, supplier, materialmen or laborer and shall include without limitation any injunctive or equitable action brought by any person entitled to any mechanic's lien.

         14.2. Landlord's Obligations. Landlord shall promptly pay any contractors and materialmen who supply labor, work or materials on Landlord's behalf, or at Landlord's direction, at the Premises so as to minimize the possibility of a lien attaching to the Premises. Landlord shall take all reasonable steps permitted by law in order to avoid the imposition of any such mechanic's lien upon the Premises relating to work performed on Landlord's behalf or at the direction of Landlord pursuant to the terms of this Lease or the Construction Addendum. Should any such lien be filed, Landlord shall bond against or discharge the same within thirty (30) days after the lien is filed and served on Landlord, as provided in Section 29-5-110 of the South Carolina Code of Laws of 1976, as amended.

15.      LANDLORD'S RIGHT OF ENTRY.

         15.1. Landlord's Access. Subject to the provisions of Section 15.2 below, Tenant shall permit Landlord and the authorized representatives of Landlord and of any mortgagee to enter the Premises for the purpose of (i) inspecting the Premises, or (ii) making any necessary repairs thereto and performing any work therein pursuant to the terms of this Lease.

         15.2. Conditions to Landlord's Access. Landlord's right of entry to the Premises, as set forth in Section 15.1 above, is subject to the following conditions:

                           (a) Landlord shall provide to Tenant at least twenty-four (24) hours prior written notice of any proposed entry by Landlord and/or its authorized representatives into the Premises. Such notice shall specify the type of inspection and/or repairs to be performed by

                           Landlord and/or its authorized representatives in the Premises, and, to the extent that the same may have any effect upon Tenant's manufacturing operations in the Premises, such inspection and/or repairs shall be scheduled at a time mutually agreeable to the parties;

                           (b) Landlord and its authorized representatives, and any persons accompanying any of them into the Premises, shall be accompanied at all times by a representative of Tenant;

                           (c) Any entry into the Premises by Landlord and its authorized representatives, and any persons accompanying any of them, shall be in strict compliance with all security procedures, and with all standard operating procedures required by good manufacturing practice, as enacted by Tenant from time to time;

                           (d) Prior to making any repairs or commencing any construction in the Premises, Landlord shall provide to Tenant evidence of such types of insurance, and in such amounts, as may be reasonably specified by Tenant; and

                           (e) No inspection or repairs undertaken by Landlord in the Premises shall unreasonably interfere with the operation of the Premises or the conduct of Tenant's business therein.

16.      DAMAGE BY FIRE OR OTHER CASUALTY.

         16.1. Tenant shall promptly notify Landlord if the Premises shall be damaged or destroyed by fire or other casualty. Except during the final five (5) years of the Term, Landlord, subject to the conditions set forth in this Section 16, shall repair, rebuild or replace such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction. During the final five (5) years of the Term, Landlord shall have the option to not repair the Premises. If Landlord elects not to repair the Premises during the final five (5) years of the Term, then Landlord shall provide written notice of its election to Tenant with fifteen (15) days of the occurrence of such fire or other casualty. In such event, Tenant may, within fifteen (15) days of its receipt of Landlord's written election, either (i) terminate this Lease; or (ii) elect to exercise its Option pursuant to Section 2.2 and the insurance proceeds payable as a result of the damage or destruction shall first be applied to the Option Purchase Price, as calculated in accordance with the terms set forth in attached EXHIBIT B, with any remaining proceeds being distributed to Tenant.

         16.2. Subject to Section 16.1 above, within thirty (30) days of the occurrence of a fire or other casualty, Landlord shall deliver to Tenant a notice (the "Casualty Notice") setting forth the time that Landlord estimates will be necessary to repair the Premises from the earlier of commencement of the reconstruction or repair or the date of Landlord's receipt of the net insurance proceeds (the "Probable

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

         Restoration Period"). In the event that the notice specifies a Probable Restoration Period longer than one hundred eighty (180) days, exclusive of the time necessary to perform Validation, then Tenant shall have the option, to be exercised within ten (10) days of its receipt of the Casualty Notice, to terminate this Lease. If Landlord and Tenant shall disagree as to the Probable Restoration Period, then such period shall be determined by a qualified independent general contractor reasonably acceptable to both parties, and, upon receipt by Tenant of notice of the Probable Restoration Period, as determined by such general contractor, Tenant shall have ten (10) days within which to exercise its option to terminate this Lease, if applicable.

         16.3. Landlord's work shall be commenced promptly upon Landlord's receipt of the insurance proceeds, and shall be completed with due diligence, subject to Excusable Delay (as defined in the Construction Addendum) within the Probable Restoration Period. Landlord shall proceed in good faith and with due diligence to effect a settlement with the insurance company and to procure the insurance proceeds. Notwithstanding anything in this Section 16 to the contrary, if Landlord (i) has not effected a settlement with the insurance company and procured the insurance proceeds within sixty (60) days from and after the occurrence of such fire or other casualty, (ii) has failed during such sixty (60) day period or thereafter fails to proceed in good faith and with due diligence to effect a settlement and (iii) fails to diligently prosecute the work, Tenant may terminate this Lease by written notice to Landlord. Furthermore, if Landlord fails to complete Landlord's work within the Probable Restoration Period, then Tenant shall have the option, to be exercised within ten (10) days following the end of the Probable Restoration Period, to terminate this Lease by written notice to Landlord.

         16.4. The net amount of any insurance proceeds (excluding proceeds received pursuant to any rental coverage endorsement) recovered by reason of the damage or destruction of the Premises in excess of the reasonable cost of adjusting the insurance claim and collecting the insurance proceeds (such excess amount being hereinafter called the "net insurance proceeds") shall be applied towards the cost of restoration and sums held by Landlord for that purpose shall be maintained in a segregated account. If in Landlord's reasonable judgment the net insurance proceeds will not be adequate to complete such restoration, then upon Landlord's written request, Tenant shall pay out of funds other than such net insurance proceeds, the amount by which the cost of restoration estimated by Landlord will exceed the net insurance proceeds, such sum payable by Tenant to be later readjusted to such actual excess promptly upon the completion of restoration. If such net insurance proceeds are more than adequate, the amount by which such net insurance proceeds exceed the cost of restoration will be retained by Landlord or applied to repayment of any mortgage secured by the Premises.

         16.5. Landlord's obligation or election to restore the Premises under this Section 16 shall not include the repair, restoration or replacement of the fixtures, equipment, improvements, alterations, furniture or any other property owned, installed, made by, or in the possession of Tenant; provided, however, that

         Landlord's obligation or election to restore the Premises shall include the repair, restoration or replacement of the Equipment (as defined in the Construction Addendum).

         16.6. Commencing with the date of any damage to the Premises, the Basic Rent provided for in this Lease shall abate proportionally, to the extent that and for so long as, any portion of the Premises is not reasonably usable with reasonable ingress and egress and its proportionate number of required parking spaces, and is not actually used, by Tenant in the ordinary conduct of its business. In calculating the foregoing abatement of Basic Rent, the parties agree that, to the extent that any portion of the Premises utilized for Tenant's manufacturing operations is not reasonably usable as a result of such damage, all portions of the Premises utilized for Tenant's manufacturing operations will be considered not reasonably usable for purposes hereof.

17. NO ABATEMENT OF RENT. Except as otherwise set forth herein, there shall be no abatement or reduction of the Basic Rent, the Additional Monetary Obligations or other sums payable hereunder for any cause whatsoever, and this Lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.

18.      INDEMNIFICATION OF LANDLORD AND TENANT.

         18.1. Tenant's Obligations. Tenant indemnifies and agrees to save Landlord harmless from and against any and all claims, actions, damages, liability and expense (including without limitation reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property caused to any person in or about the Premises arising from the acts or omissions of Tenant, its agents, contractors, employees, licensees or invitees; unless such loss, injury or damage occurs as a proximate result of (i) the acts or omissions of Landlord, its agents, contractors, employees, licensees or invitees, or (ii) the structural or mechanical failure of the Premises due to an inherent defect or failure to maintain (to the extent that Landlord is required to maintain the same pursuant to the terms of
         Section 8.2 hereof). Without limiting the foregoing, Tenant will forever release and hold Landlord harmless from all claims arising out of damage to Tenant's property unless such damage occurs as a proximate result of (i) the acts or omissions of Landlord, its agents, employees, licensees or invitees, or (ii) the structural or mechanical failure of the Premises due to an inherent defect or failure to maintain (to the extent that Landlord is required to maintain the same pursuant to the terms of Section 8.2 hereof). In case any such claim, action or proceeding is brought against Landlord, upon notice from Landlord and at Tenant's sole cost and expense, Tenant shall resist or defend such claim, action or proceeding or shall cause it to be resisted or defended by an insurer.

         18.2. Landlord's Obligations. Landlord indemnifies and agrees to save Tenant harmless from and against any and all claims, actions, damages, liability and expense (including without limitation reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property arising from (i) the acts or omissions of Landlord, its agents, contractors, employees, licensees or invitees, or (ii) the structural or mechanical failure of the Premises due to an inherent defect or failure to maintain (to the extent that Landlord is required to maintain the same pursuant to the terms of Section 8.2 hereof), except to the extent such loss, injury or damage occurs as a proximate result of the acts or omissions of Tenant, its agents, employees, licensees or invitees. In case any such claim, action or proceeding is brought against Tenant, upon notice from Tenant and at Landlord's sole cost and expense, Landlord shall resist or defend such claim, action or proceeding or shall cause it to be resisted or defended by an insurer.

         18.3. Environmental Indemnity. Tenant agrees that during the Term, neither Tenant nor any of Tenant's agents, employees, contractors, invitees, assignees, or sublessees shall cause any hazardous material to be brought on, kept, or used in, on or about the Premises, or transported to or from the Premises except for hazardous material that is necessary or useful to Tenant's business, which shall at all times be used, kept, stored, and disposed of in a manner that fully complies with all Applicable Laws and all policies of any fire insurance underwriter relating to any such hazardous material.

                  If Tenant breaches any of its obligations contained in this
         Section 18.3, or if any act or omission of Tenant or any of its agents, employees, contractors, invitees, assignees, or sublessees causes any hazardous material to be discharged or released from, on, or in the Premises, then Tenant shall indemnify Landlord against and hold Landlord harmless from, any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorney fees, consultant fees, and expert fees) arising during or after the Term as a result of that breach or that discharge or release. This indemnification includes, but is not limited to, costs incurred in connection with the investigation of site conditions or any cleanup, repair, removal, or detoxification work required by any federal, state, or local governmental agency or political subdivision. Without limiting the above, if the presence of any hazardous material in or on the Premises caused by Tenant or any of Tenant's agents, employees, contractors, invitees, assignees, or sublessees results in any discharge or release of hazardous material from, in, or on the Premises, Tenant shall promptly take all action, at its sole expense, as necessary or appropriate to meet the requirements of regulatory agencies including, but not limited to, all site assessment and remediation required by federal, state or local regulatory agencies.

19.      CONDEMNATION.

         19.1. Landlord's Termination. (i) If fifty percent (50%) or more of the Premises are taken by eminent domain or condemnation or any transfer in lieu of condemnation; or (ii) subject to the provisions of Section 19.3.1 below, if any of the Premises is taken by eminent domain or condemnation or any transfer in lieu of condemnation and, in Landlord's reasonable opinion, it would be impractical, or the condemnation proceeds are insufficient to restore the remainder of the Premises; then, in any such event, at Landlord's option, this Lease shall terminate and all obligations hereunder shall cease as of the date upon which possession is taken by the condemnor and the Basic Rent and the Additional Monetary Obligations herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all Basic Rent and Additional Monetary Obligations prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant.

         19.2. Tenant's Termination. In addition to the foregoing, (i) if fifty percent (50%) or more of the Premises or fifty percent (50%) or more of the floor area of the Facility are taken by eminent domain or condemnation or any transfer in lieu of condemnation, or (ii) if less than fifty percent (50%) of the Premises are taken by eminent domain or condemnation or any transfer in lieu of condemnation and, in the good faith judgment of Tenant, the remaining portion of the Premises cannot be economically and practically used by Tenant for the conduct of its business; or (iii) if less than fifty percent (50%) of the Premises are taken by eminent domain or condemnation or any transfer in lieu of condemnation and such condemnation prevents or effectively prevents access to the Premises or the entrances of the Facility, or has a material adverse effect upon the number of parking spaces reasonably available to Tenant or the providing of other essential services of the Premises, unless Landlord shall have provided reasonable substitutes therefor; then, in any such event, Tenant shall have the right upon written notice to Landlord to terminate this Lease. In the event of such a termination, then, this Lease shall terminate and all obligations hereunder shall cease as of the date upon which possession is taken by the condemnor and the Basic Rent and the Additional Monetary Obligations herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all Basic Rent and Additional Monetary Obligations prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant.

         19.3.    Partial Condemnation.

                  19.3.1 If there is a partial condemnation or transfer in lieu of condemnation and Landlord decides to terminate pursuant to Section 19.1 hereof, then, except during the last five (5) years of the Term, Tenant may require Landlord to withdraw its notice of termination by: (i) giving Landlord written notice thereof within ten (10) days from and after its receipt of Landlord's notice to Tenant of Landlord's intention to terminate, (ii) agreeing to pay the cost of restoration in excess of the condemnation proceeds reduced by those sums reasonably expended by Landlord in collecting the condemnation proceeds, and (iii) giving Landlord adequate security for such payment within such ten (10) day period. During the final five
                  (5) years of the Term, Tenant may require Landlord to withdraw its notice of termination by giving written notice of Tenant's election to exercise the Option with ten (10) days from and after its receipt of Landlord's notice to Tenant of Landlord's intention to terminate. In such event, the condemnation proceeds shall first be applied to the Option

                  Purchase Price, as calculated in accordance with the terms set forth in attached EXHIBIT B, with any remaining proceeds being distributed to Tenant.

                  19.3.2 If there is a partial condemnation or transfer in lieu of condemnation and this Lease has not been terminated pursuant to Section 19.1 or Section 19.2 hereof, Landlord shall restore the Facility and the improvements which are part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which possession shall have been taken by the condemnor. Except as otherwise set forth herein, if the condemnation proceeds are more than adequate to cover the cost of restoration and Landlord's reasonable expenses in collecting the condemnation proceeds, any excess proceeds shall be retained by Landlord or applied to repayment of any mortgage secured by the Premises.

                  19.3.3 If there is a partial condemnation and neither Landlord nor Tenant has exercised its right to terminate on the date upon which the condemnor shall have obtained possession, the obligations of Landlord and Tenant under the Lease shall be unaffected by such condemnation except that the Basic Rent and the Additional Monetary Obligations provided for herein shall abate proportionately to the extent that any portion of the Premises is not reasonably useable by Tenant in the conduct of its business. In the event that the parties are unable to agree upon the amount of such abatement, either party may submit the issue to arbitration.

         19.4. Award. In the event of a condemnation or transfer in lieu of condemnation, Tenant shall have the right to make a claim against the condemnor and/or share in an award of proceeds for (i) removal expenses, business dislocation damages and moving expenses, (ii) costs incurred and paid by Tenant in connection with any alteration or improvement made by Tenant to the Premises, (iii) the value of any of Tenant's property taken, and (iv) any other separate claim which Tenant may be permitted to make, provided such other separate claim under this item (iv) shall not reduce or adversely affect the amount of Landlord's award.

         19.5. Temporary Taking. If the condemnor should take only the right to possession for a fixed period of time or for the duration of an emergency or other temporary condition, then, notwithstanding anything hereinabove provided, this Lease shall continue in full force and effect without any abatement of Basic Rent or any Additional Monetary Obligations, and the amounts payable by the condemnor with respect to any period of time prior to the expiration or earlier termination of this Lease shall be paid by the condemnor to Tenant as compensation for the condemnation of Tenant's business operations in the Premises.

         19.6. Settlement. Landlord and Tenant, jointly, shall approve and be a party to all condemnation and eminent domain proceedings or any transfer in lieu thereof. Any settlement shall be approved by both Landlord and Tenant.

20. QUIET ENJOYMENT. Tenant, upon paying the Basic Rent, and the Additional Monetary Obligations and the other charges herein provided for, and observing and keeping all covenants, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by or through Landlord, and, except as otherwise provided in the Fee in Lieu of Tax Agreement with Sumter County, South Carolina or in Section 15 hereof, no person or entity claiming by or through Landlord shall take any action that interferes with Tenant's peaceful and quiet enjoyment and possession of the Premises, subject, however, to the Permitted Encumbrances.

21.      ASSIGNMENT AND SUBLETTING.

         21.1. Tenant's Right to Assign and Sublet. Tenant may not assign, mortgage, pledge or encumber this Lease, or sublet the whole or any part of the Premises, without the prior written consent of Landlord, which consent will not be unreasonably withheld. Notwithstanding the foregoing to the contrary, Tenant shall have the right, without Landlord's consent, at any time and from time to time, to assign this Lease, or sublet all or any part of the Premises to: (i) an Affiliate of Tenant; (ii) any entity rated BBB or better by Moody's investment services; or (iii) any person or entity for the operation of dining, daycare, fitness and similar facilities for use by Tenant's employees. For purposes of this Section 21.1, the term "Affiliate" means a person or entity which (either directly or indirectly, through one or more intermediaries) controls, is in common control with or is controlled by, another person or entity. For purposes of this definition, the term "control" means (a) legal or beneficial ownership of more than fifty percent (50%) of the voting interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

         21.2. Waiver of Lien. Contemporaneous with the full execution of this Lease, Landlord agrees to use best efforts to obtain the consent and acknowledgement by Landlord's mortgagee for execution by Landlord of a waiver, in form and substance reasonably acceptable to the parties, Landlord's mortgagee and their respective counsel, of any lien in favor of Landlord with respect to Tenant's FF&E (as defined in the Construction Addendum) located on the Premises.

22. SECURITY AGREEMENT. The obligations of the Tenant pursuant to this Lease, including but not limited to the payment of rent, shall be secured by a pledge of the intellectual property right of the Tenant pursuant to the Security Agreement, a form of which is attached hereto as EXHIBIT M.

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

23. SUBORDINATION. This Lease and Tenant's rights hereunder shall be subject and subordinate at all times in lien and priority to any first mortgage or other primary encumbrance now or hereafter placed upon or affecting the Premises, and to any second mortgage or encumbrance with the consent of the first mortgagee, and to all renewals, modifications, consolidations and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however, that such subordination shall be subject to Tenant's right not to have its rights under this Lease disturbed so long as Tenant shall not be in default with respect to any of its obligations under this Lease beyond any applicable cure period provided for herein, and shall be subject further to Landlord not making Tenant a party to any proceeding to foreclose any such mortgage unless required by law. Tenant's subordination and right not to be disturbed shall be memorialized in a commercially reasonable subordination and non-disturbance agreement in form and substance reasonably acceptable to Landlord's mortgagee and Tenant and their respective counsel. Tenant shall execute and deliver, within fifteen (15) days of receipt of Landlord's demand therefor, any further instrument or instruments confirming the subordination of this Lease to the lien of any such first mortgage or to the lien of any other mortgage if requested to so do by Landlord with the consent of the first mortgagee, and any further instrument or instruments of attornment, consistent with the terms of this Lease and Tenant's rights hereunder, that may be desired by any such mortgagee or Landlord. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant's consent, by giving notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event such mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution and delivery of the mortgage and had been assigned to such mortgagee. In addition to the foregoing, Tenant agrees to deliver, for the benefit of Landlord's construction lender, a Nondisturbance, Attornment and Subordination Agreement in substantially the form attached hereto as EXHIBIT F.

24.      MEMORANDUM OF LEASE; ESTOPPEL CERTIFICATES.

         24.1. Memorandum of Lease. Tenant and Landlord, at any time and from time to time and within ten (10) days after Landlord's or Tenant's, as the case may be, written request, shall execute, acknowledge and deliver to Landlord or Tenant, as the case may be, a short form or memorandum of this Lease for recording purposes. Landlord and Tenant agree to use the form of Memorandum of Lease attached hereto as EXHIBIT G.

         24.2. Estoppel Certificates. Tenant or Landlord, at any time and from time to time and within fifteen (15) days after written request from the other, shall execute, acknowledge and deliver to Landlord or Tenant, as the case may be, a written instrument (in the form attached hereto as EXHIBIT H or such other form as either party may reasonably request) in recordable form certifying, as applicable, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that it is in full force and effect as modified and stating the modifications); stating that the improvements required by Section 3 hereof have been Substantially Completed (as defined in the Construction Addendum); certifying that Tenant has accepted possession of the Premises; stating the Term Commencement Date and the dates to which Basic Rent, Additional Monetary Obligations and other charges have been paid in advance, if any; stating that to the best knowledge of the signer of such instrument Landlord or Tenant, as the case may be, is not in default of this Lease; stating any other fact or certifying any other condition reasonably requested by Landlord or Tenant, as the case may be, or reasonably required by any mortgagee or prospective mortgagee or purchaser of the Premises or any interest therein; and stating that it is understood that such instrument may be relied upon by any mortgagee or prospective mortgagee or purchaser of the Premises or any interest therein or by any assignee of Landlord's or Tenant's interest in this Lease or by any assignee of any mortgagee. The foregoing instrument shall be addressed to Landlord or Tenant, as the case may be, and to any mortgagee, prospective mortgagee, purchaser or other party specified by Landlord or Tenant, as the case may be. In addition to the foregoing, Tenant agrees to deliver, for the benefit of Landlord's construction lender, the following documents: (i) a pre-construction estoppel in substantially the form attached hereto as
         EXHIBIT I; and (ii) a post-construction estoppel in substantially the form attached hereto as EXHIBIT J.

25. CURING DEFAULTS. If Tenant or Landlord shall be in default in the performance of any of their respective obligations hereunder, the non-defaulting party, without any obligation to do so, in addition to any other rights it may have in law or equity, and giving effect to applicable grace periods, may elect to cure such default on behalf of the defaulting party after written notice (except in the case of Emergency) to the defaulting party. The defaulting party shall reimburse the non-defaulting party upon demand for any sums paid or costs incurred by the non-defaulting party in curing such default, including interest thereon from the respective dates of the non-defaulting party's making the payments and incurring such costs, which sums and costs together with interest thereon shall be payable promptly upon being billed therefor. In the event of a Tenant default, such sums together with interest thereon shall be deemed Additional Monetary Obligations. For purposes hereof, "Emergency" means fire, release of hazardous substances, explosion, severe weather, hazardous situations necessitating the extraction of personnel, any condition which a party reasonably believes poses an eminent threat of bodily injury, death, environmental or substantial property damage, or other similar incidents.

26.      SURRENDER.

         26.1. Condition Upon Termination. Subject to the terms of Sections 13.2, 16, and 19 hereof, upon the expiration or earlier termination of the Term, Tenant shall promptly yield up, clean and neat, and in the same condition, order and repair in which they are required to be kept throughout the Term, the Premises and all improvements, alterations and additions thereto, ordinary wear and tear (and damages from fire or casualty not required to be repaired by Tenant hereunder) excepted.

         26.2. Holding Over. If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or earlier termination of the Term, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this Lease except that such month-to-month tenancy may be terminated by either party upon thirty (30) days written notice to the other. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord's prior written consent shall constitute a default hereunder and shall be subject to all the remedies set forth in
         Section 27 hereof.

27.      DEFAULTS; REMEDIES.

         27.1. Defaults by Tenant. It shall be an event of default if any of the following listed conditions occur. Landlord shall give Tenant written notice specifying in what manner Tenant has defaulted and such notice shall commence the tolling of any grace period provided in
         Section 27.5 hereof:

                           (a) If Tenant does not pay in full when due and without demand any and all installments of Basic Rent or Additional Monetary Obligations or any other charges or payments required by this Lease; or

                           (b) If Tenant violates or fails to perform or otherwise breaches any material agreement, term, covenant or condition herein contained, or

                           (c) If Tenant becomes insolvent or bankrupt or makes an assignment for the benefit of creditors or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver, trustee, liquidator, custodian, conservator or similar official for any of Tenant's assets is commenced, or if any of the real or personal property of Tenant shall be levied upon by any sheriff, marshal or constable, provided, however, that any proceeding brought by anyone other than the parties to this Lease under any bankruptcy, reorganization arrangement, insolvency, readjustment, receivership or similar law shall not constitute a default unless such proceeding has continued for more than thirty (30) consecutive days.

         27.2. Landlord's Remedies Upon Tenant's Default. Subject to the provisions of Section 27.5 below, in the event of any default hereunder by Tenant, Landlord shall have the following rights:

                  27.2.1 To charge a late payment penalty of four percent (4%) of any amount owed to Landlord pursuant to this Lease which is not paid within ten (10) days of the date which is set forth in the Lease if a date is specified, or, if a date is not specified, within thirty (30) days of the receipt by Tenant of a bill therefor from Landlord. If Landlord incurs a penalty in connection with any payment which Tenant has failed to make within the times required in this Lease, and Landlord has timely requested such payment from Tenant, Tenant shall pay Landlord, in addition to such sums, the full amount of such penalty incurred by Landlord.

                  27.2.2 To accelerate the whole or any part of the Basic Rent for the lesser of the entire unexpired balance of the Term or a period of eighteen (18) months, reduced to present value, and any Basic Rent if so accelerated shall, in addition to any and all installments of Basic Rent already due and payable and in arrears, be deemed due and payable as if, by the terms and provisions of this Lease, such accelerated Basic Rent were on that date payable in advance. In the event of such acceleration, Landlord shall use commercially reasonable efforts to relet the Premises and shall credit Tenant, up to the amount of accelerated Basic Rent and other charges actually received by Landlord, for the amount of rent actually received from such reletting.

                  27.2.3 Landlord may proceed with eviction proceedings as allowed by applicable law. Upon recovering possession of the Premises as a result of a default on the part of Tenant, Landlord may, at Landlord's option, either terminate this Lease or make such alterations and repairs as may be necessary in order to relet the Premises and relet the Premises or any part of parts thereof, either in Landlord's name or otherwise, for a term or terms which may, at Landlord's option, be less than or exceed the period which would otherwise have constituted the balance of the Term and at such rent or rents and upon such other terms and conditions as in Landlord's sole discretion may seem advisable and to such person or persons as may in Landlord's discretion seem best; upon each such reletting all rents received by Landlord from such reletting shall be applied: first, to the payment of reasonable costs and expenses of such reletting, including brokerage fees and attorney's fees and all costs of such alterations and repairs; second, to the payment of any indebtedness other than Basic Rent due hereunder from Tenant to Landlord; third, to the payment of Basic Rent and Additional Monetary Obligations due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Basic Rent and Additional Monetary Obligations as the same may become due and payable hereunder. If such rentals received from such reletting during any month shall be less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Premises or the making of alterations or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such intention be given to Tenant. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises or, in the event that the Premises or any part or parts thereof are relet, for failure to collect the rent under such reletting. Effective upon an event of default, and giving effect to applicable notice and cure periods, Tenant, for Tenant and Tenant's successors and assigns, hereby irrevocably constitutes and appoints Landlord Tenant's and their agent to collect the rents due and to become due under all subleases of the Premises or any parts thereof without in any way affecting Tenant's obligation to pay any unpaid balance of Basic Rent due or to become due hereunder. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

                  27.2.4 To terminate this Lease and the Term hereby created without any right on the part of Tenant to waive the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken. Whereupon Landlord shall be entitled to recover, in addition to any and all sums and damages for violation of Tenant's obligations hereunder in existence at the time of such termination, damages for Tenant's default in an amount equal to the amount of the Basic Rent reserved for the balance of the Term, discounted at the rate of eight and one half percent (8.5%) per annum to its then present value, all of which amount shall be immediately due and payable from Tenant to Landlord. In such event, Landlord shall use commercially reasonable efforts to relet the Premises and, if the Premises is relet, shall reimburse to Tenant at the time of the receipt of payment, less reasonable actual transaction costs incurred by Landlord in reletting the Premises, a pro rata monthly amount, or lump sum amount, which, if discounted at eight and one half (8.5%) per annum and if presumed to be paid by the new tenant throughout the then remaining Term, would equal the present value amount paid by the Tenant to Landlord pursuant to the terms of this
                  Section 27.2.4. Landlord's reimbursement to Tenant of a lump sum amount hereunder is dependent upon Landlord's ability to refinance its interest in the Premises. Landlord shall use commercially reasonable efforts to obtain such financing.

         27.3. Default by Landlord. If Landlord defaults in the performance or observance of any provision of this Lease, Tenant shall give Landlord notice specifying in what manner Landlord has defaulted, and if such default shall not be cured by Landlord within the time period set forth in Section 27.5 below, Tenant may cure such default and invoice Landlord for the reasonable and necessary costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) incurred by Tenant therefor, plus interest thereon. Notwithstanding the foregoing, if any default by Landlord in the performance of its obligations under this Lease shall result in an Emergency, and Landlord does not commence to cure the Emergency within 48 hours, Tenant shall have the right, but not the obligation, to undertake such minimum remediative actions as are required to avoid or minimize such Emergency without waiting for the expiration of the notice and/or cure periods stated herein and Tenant shall invoice Landlord for the reasonable and necessary costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) incurred by Tenant therefor, plus interest thereon.

         27.4. Non-Waiver by Either Party. Failure by either party to complain of any action, non-action or default of the other party shall not constitute a waiver of any aggrieved party's rights hereunder. Waiver by either party of any right for any default of the other party shall not constitute a waiver of any right for either a subsequent default of the same obligation or for any other default, past, present or future.

         27.5. Grace Period. Notwithstanding anything hereinabove stated, except in the case of an Emergency, and except in the event of a default by Tenant with respect to its obligations under Section 7, neither party hereto will exercise any right or remedy provided for in this Lease or allowed by law because of any default of the other, except those remedies on the part of Landlord contained in Section 27.2.1, unless such party shall have first given ten (10) days written notice thereof to the defaulting party with respect to a monetary default and thirty (30) days written notice thereof with respect to a non-monetary default, and the defaulting party shall have failed to cure the default within such period; provided, however, that if the default consists of something other than the failure to pay money and cannot reasonably be cured within thirty (30) days, neither party hereto will exercise any such right or remedy if the defaulting party begins to cure the default within the thirty (30) days and continues actively and diligently in good faith to completely cure said default; and further provided that Landlord shall not be required to give such ten (10) days notice in the case of any payment default more than two
         (2) times during any twelve (12) month period.

         27.6. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord or Tenant, as the case may be, is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute.

28.      CONDITION OF TITLE AND OF PREMISES.

         28.1. Landlord represents and warrants that it has good and marketable title to the Premises, subject only to such exceptions as are set forth on EXHIBIT K attached hereto (the "Permitted Encumbrances"). Tenant warrants that it has inspected the marketability of title and accepted the same. Landlord covenants and agrees that the Facility's HVAC systems and other Process Facility Systems (as defined in the Construction Addendum) shall be in good working order and in full compliance with Applicable Laws upon the delivery of the Premises to Tenant.

         28.2. Notwithstanding the foregoing, Landlord agrees that, upon completion of the Facility, Landlord shall prepare and deliver to Tenant copies of all warranties and guaranties relating to the construction thereof and all systems, machinery and equipment (including the Equipment) contained therein. Landlord agrees to obtain the warranties and guaranties set forth on EXHIBIT L attached hereto. To the extent permitted by such warranties and guaranties, Landlord shall assign the same to Tenant. To the extent not so permitted, Landlord shall forward to Tenant the benefit of and right to enforce the same in Landlord's name. Notwithstanding any previous assignment to Tenant, Landlord shall have the right to enforce on its own behalf and with respect to its own obligations, any warranty or guaranty relating to the Facility and all systems, machinery, and equipment contained therein.

         28.3. In the event that (i) there shall be any defect(s) in workmanship, materials, or design, with respect to any portion of the Work (as defined in the Construction Addendum), (ii) except in the case of an Emergency, Tenant shall have attempted in good faith, for a period of at least one (1) month, to enforce the above described warranties or guaranties that are applicable to the defect(s) in workmanship, materials, or design, and (iii) the party originally providing the warranty or guaranty shall refuse or fail to honor or perform the warranty or guaranty, then Landlord agrees that it shall, at its sole cost and expense and with all due diligence, repair, replace or correct, or cause to be repaired, replaced or corrected any defect(s) in workmanship, materials, or design, with respect to any portion of the Work, specified in a written notice or notices given by Tenant to Landlord within the applicable period of such original warranty or guaranty. Landlord shall have no obligation to Tenant under this Section 28.3 after the expiration of any such original warranty or guaranty.

         28.4. Tenant shall not knowingly or negligently suffer or permit the Premises or any portion thereof to be used by the public without restriction or in such manner as might reasonably tend to impair Landlord's title to the Premises or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof.

29.      INTERPRETATION.

         29.1. Captions. The captions in this Lease (including the captions to all exhibits hereto) are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope or intent thereof.

         29.2. Entire Agreement. This Lease (including all exhibits hereto) represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises. No rights, easements or licenses are acquired in the Premises or any land adjacent to the Premises by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun, singular number, shall include the masculine, feminine and neuter genders and the singular and plural number.

         29.3. Exhibits. Each writing or plan referred to herein as being attached hereto as an Exhibit or otherwise designated herein as an Exhibit hereto is hereby made a part hereof.

         29.4. Arbitration. Except as otherwise expressly provided in the Construction Addendum, wherever arbitration is set forth herein as the appropriate resolution of a dispute, issues shall be submitted for arbitration to the American Arbitration Association in Charlotte, North Carolina. Landlord and Tenant will comply with the rules then obtaining of the American Arbitration Association and the determination of award rendered by the arbitrator(s) shall be final, conclusive and binding upon the parties and not subject to appeal, and judgment thereon may be entered in any court of competent jurisdiction.

         29.5. Interest. Wherever interest is required to be paid hereunder, such interest shall be at the highest rate permitted under law but not in excess of the prime rate published in the Wall Street Journal plus two percent (2%).

         29.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina.

         29.7. Brokerage. Landlord and Tenant mutually represent to each other that there have been no brokers involved in this transaction. Landlord and Tenant (each the "first party") agree to indemnify each other and hold the other party harmless against any claims for commissions that may be asserted in connection with this Lease based upon acts of the first party. The indemnification obligations shall survive the expiration or earlier termination of this Lease.

30. NOTICES. All notices, demands, requests, consents, certificates and waivers required or permitted hereunder from either party to the other shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the date received or rejected by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; or (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, UPS or Airborne, addressed to such party at the address specified below. Notices to Tenant shall be addressed to: Biopure Corporation, 11 Hurley Street, Cambridge, Massachusetts 02141,
         Attention: Chief Financial Officer, with a copy to: Biopure Corporation, 11 Hurley Street, Cambridge, Massachusetts 02141,
         Attention: General Counsel. Notices to Landlord shall be addressed to Ray E. Gentry, 4422

         Chowning Way, Atlanta, GA 30338 with a copy to J. Wesley Crum, III, Haynsworth Sinkler Boyd, Suite 1100, 7 Beattie Place, Greenville, S.C. 29601, and to any mortgagee or other party designated by Landlord. Either party may at any time, in the manner set forth for giving notices to the other, specify a different address to which notices to it shall be sent.

31. ESCROW DEPOSIT. Tenant has previously deposited into escrow with HSBC Bank USA (the "Escrow Agent") the sum of $10,000,000 (the "Escrow Amount") to be utilized in accordance with the terms of that certain Escrow Agreement made as of April 5, 2001, among Landlord, Tenant and Escrow Agent (the "Escrow Agreement"). Landlord shall reimburse Tenant the Escrow Amount not more than twelve (12) months from and after Tenant's receipt of product approval for human use (the "Approval") of its product "Hemopure" from the United States Food and Drug Administration (the "FDA"). Landlord has delivered to Tenant on the effective date of this Lease a promissory note in the principal amount of $10,000,000, in the form attached hereto as Exhibit N, and granted Tenant a second mortgage and security interest in the Premises, in the form attached hereto as Exhibit O, to secure its repayment of the Escrow Amount. Landlord will reimburse to Tenant the sum of $10,000,000 from the sale of tax exempt bonds. Such reimbursement shall be subject
         (i) to the allocation of tax-exempt volume cap by the Richland/Sumter empowerment zone, (ii) to required State of South Carolina bond approvals, and (iii) to Tenant maintaining Approval during the Term. If such reimbursement is not made to Tenant from the proceeds of the sale of tax exempt bonds on or before that date which is twelve (12) months from and after the date of Approval, Tenant shall have the right to (i) exercise its rights and remedies as mortgagee and holder of the security interest in the Premises and (ii) to apply such outstanding due amount (plus interest thereon) as an offset against the Basic Rent due under this Lease.

32. ADDITIONAL CONTRIBUTION. Tenant has previously expended [$3,440,000] to pay for detailed engineering and shop drawings, which amount is separate from and in addition to the Escrow Amount deposited by Tenant in accordance with Section 31. Such amount will be refunded and paid to Tenant by Landlord as soon as possible, but in any event, no later than by consecutive monthly installation payments the amount of which will not be less than one-sixth (1/6th) of such amount, with the first such payment being due and owing, without invoice or notice by Tenant to Landlord on the day sixty (60) days after the date of execution of this Lease, and remaining payments to be due and owing on the same calendar day in each successive month until such amount is paid in full.

33. WARRANT TO LANDLORD. Concurrently with the execution of this Lease, the Tenant has executed and delivered to [Tiger Trust] (the "Lender") that certain Warrant to Purchase Class A Common Stock of Biopure Corporation (the "Warrant"). The Warrant includes a Repurchase Option to Tenant, more particularly described therein, and provides that the funds used to repurchase any of the shares upon Tenant's exercise of the Repurchase Option will be deposited by Lender into an escrow account and applied either (i) to the final payments of Basic Rent owed under this Lease, or (ii) as a credit on the

         Purchase Price in the event Tenant exercises its Option to acquire the Premises under Section 2.2 of this Lease, as more particularly described in the Warrant.

         IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, each party hereto has caused this Lease to be duly executed under seal.

Witnesses:                              LANDLORD:

                                        SUMTER REALTY GROUP, LLC

____________________________________    By:____________________________________
Print Name:_________________________    Name:__________________________________
                                        Title:_________________________________
____________________________________
Print Name:_________________________

____________________________________    By:____________________________________
Print Name:_________________________    Name:__________________________________
                                        Title:_________________________________
____________________________________
Print Name:_________________________

                                        TENANT:

                                        BIOPURE CORPORATION

____________________________________    By:____________________________________
Print Name:_________________________    Name:__________________________________
                                        Title:_________________________________
____________________________________
Print Name:_________________________

                                   EXHIBIT A-1

                          LEGAL DESCRIPTION OF PREMISES

                                     A-1-1

                                   EXHIBIT A-2

                                    SITE PLAN

                                     A-2-1

                                    EXHIBIT B

                   TERMS AND CONDITIONS OF OPTION TO PURCHASE

         As set forth in Section 2.2 of the Lease, Tenant (or "Buyer") shall have the option to purchase the Premises from Landlord (or "Seller"), at any time during the Term from and after the third anniversary of the Construction Commencement Date, pursuant to and in accordance with the following terms and conditions. Capitalized terms not specifically defined in this EXHIBIT B will have the same meanings as ascribed thereto in the Lease.

1. Purchase Price. The purchase price (the "Purchase Price") for the Premises shall be the sum of the remaining payments of Basic Rent from the Closing Date (as defined below) through the Expiration Date of the Lease, reduced to present value utilizing a discount rate of eight and one-half percent (8.5%) per annum.

2. Survey and Title Insurance. Within thirty (30) days of receipt of notice by Landlord pursuant to Section 2.2, Seller shall deliver to Buyer a current ALTA/ACSM survey of the Premises and a title commitment from a title insurance company acceptable to Buyer committing to insure the Deed (as defined below), in the amount of the Purchase Price, subject only to exceptions permitted in paragraph 3 below. Buyer shall have ten (10) days after its receipt of the title commitment and the survey, whichever is received last, in which to examine the same and determine any objections thereto. Provided, Buyer expressly waives objection to all Permitted Encumbrances (as defined in the Lease). If Buyer provides written objection to any matters in the title commitment or survey, within such ten (10) day period, then Seller shall have sixty (60) days thereafter to cure defects. If Seller cannot cure the defects, within such sixty
(60) day period, after making a good faith effort to do so, Buyer may decline to close on the purchase of the Premises. Notwithstanding the foregoing, Seller shall cure any title exceptions which may be cured by the payment of money (i.e., liens, mortgages, taxes, etc. that Tenant is not obligated to satisfy pursuant to the terms of the Lease) and such amounts may be deducted from the Purchase Price at Closing. Seller shall cause the title insurance company to issue its title insurance policy in favor of Buyer at the Closing, as provided above.

3. Conveyance and Permitted Exceptions. Upon payment of the Purchase Price, Seller shall convey title and possession of the Premises to Buyer by limited warranty deed (the "Deed") in form reasonably acceptable to Buyer and proper for recordation in Sumter County, South Carolina subject to the following permitted exceptions:

(a)      real property taxes for the year of Closing and thereafter;

(b) zoning and land use ordinances and regulations adopted by a governmental authority;

(c)      matters created by Buyer; and

(d)      the Permitted Encumbrances (as defined in the Lease).

Seller shall convey title to the Equipment (as defined in the Construction Addendum) to Buyer by a bill of sale in form and substance reasonably acceptable to the parties and their respective counsel. Seller and Buyer shall execute and deliver closing statements and such other documents as may be reasonably required by the parties or the title insurance company or any mortgagee to complete Closing and accomplish transfer of the Premises to Buyer hereunder.

4. Closing Costs and Prorations. Seller shall pay all documentary deed stamps/deed recording fees and deed transfer taxes, if any, costs of recording any corrective instruments, one-half of the survey cost and Seller's attorney's fees and costs. Buyer shall pay the nominal cost of recording the Deed, any financing obtained, the title insurance premium, one-half of the survey cost and Buyer's attorney's fees and costs.

5.       Time and Place of Closing. Closing shall occur not later than fifteen
(15) days following the notice period provided to Seller pursuant to paragraph 2 above (but in any event not later than fifteen (15) days following cure of all of Buyer's objections) at the offices of Seller's counsel, commencing at 10:00 a.m. or at such other time and place as may be mutually agreed upon by the parties. The actual date of Closing is referred to herein as the "Closing Date".

6. Brokerage. Each party represents and warrants that no broker of any kind has been consulted in connection with this transaction. Each party shall be responsible for paying any broker with whom such party dealt.

7. Seller's Affidavit. At the Closing, Seller shall execute and deliver to Buyer and the title insurance company an affidavit to the effect that (a) no labor, services or materials have been furnished to the Premises on behalf of Seller for which any sums remain unpaid, there are no mechanic's liens against the Premises resulting from any work performed by or on behalf of Seller, and Seller has no knowledge of any person or entity entitled to file a mechanic's lien against the Premises; (b) there are no persons or entities in possession of the Premises other than the Buyer; (c) there are no encumbrances affecting the Premises other than the Permitted Encumbrances; and (d) no action, suit or other proceeding is pending or has been threatened that concerns or involves the Premises or Seller's interest therein.

8. Assignment. Buyer may assign this Option to any third party upon written notice to Seller.

9. Continuing Effect. This Option shall be deemed a continuing option to acquire the Premises notwithstanding that Landlord subsequently may convey its interests in the Premises to a third party, it being understood that the Option will be binding upon Landlord's successors and assigns.

                                    EXHIBIT C

                              CONSTRUCTION ADDENDUM

                                    EXHIBIT D

                               LIST OF INCENTIVES

                                    EXHIBIT E

                      PRELIMINARY ESTIMATE OF PROJECT COST

                                    EXHIBIT F

           FORM OF NONDISTURBANCE, ATTORNMENT & SUBORDINATION AGREEMENT

                                    EXHIBIT G

                           FORM OF MEMORANDUM OF LEASE

                                    EXHIBIT H

                          FORM OF ESTOPPEL CERTIFICATE

                                    EXHIBIT I

                  FORM OF PRE-CONSTRUCTION ESTOPPEL CERTIFICATE

                                    EXHIBIT J

                  FORM OF POST-CONSTRUCTION ESTOPPEL CERTIFICATE

                                    EXHIBIT K

                       SCHEDULE OF PERMITTED ENCUMBRANCES

                                    EXHIBIT L

                               LIST OF WARRANTIES

                                    EXHIBIT M

                               SECURITY AGREEMENT

                                    EXHIBIT N

                            FORM OF PROMISSORY NOTE

                                    EXHIBIT O

                                FORM OF MORTGAGE

 NOTICE: THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO THE SOUTH
              CAROLINA UNIFORM ARBITRATION ACT, SOUTH CAROLINA CODE
                        ANN. SECTION. 15-48-10, ET. SEQ.

                                    EXHIBIT C

                              CONSTRUCTION ADDENDUM

                       ATTACHED TO AND MADE A PART OF THE
                     LEASE DATED DECEMBER_____, 2002 BETWEEN
                     SUMTER REALTY GROUP, LLC, AS LANDLORD,
                                       AND
                         BIOPURE CORPORATION, AS TENANT

                                       TABLE OF CONTENTS

1.      CERTAIN DEFINITIONS...............................................................................   1
2.      PROCESS FACILITY PLANS AND CONSTRUCTION CONTRACTS.................................................   8
   2.1    Preparation of Process Facility Plans and Specifications........................................   8
   2.2    Effect of Approval..............................................................................   9
   2.3    Construction Contract for Facility..............................................................   9
   2.4    Payment and Performance Bonds...................................................................   9
3.      CHANGES IN PROCESS FACILITY PLANS AND COST OF CHANGES.............................................  10
   3.1    Changes to the Process Facility Plans by Landlord...............................................  10
   3.2    Changes to the Process Facility Plans by Tenant.................................................  10
   3.3    Accounting for Changes..........................................................................  11
4.      CONSTRUCTION OF THE FACILITY......................................................................  11
   4.1    Performance.....................................................................................  11
   4.2    Non-Liability of Tenant.........................................................................  12
   4.3    Information; Monthly Report.....................................................................  12
   4.4    General Access..................................................................................  13
   4.5    Installation of Tenant's FF&E and Qualification Activities; Early Occupancy.....................  13
   4.6    No Assumption of Responsibility.................................................................  15
   4.7    Designated Representatives......................................................................  15
5.      COST OBLIGATIONS..................................................................................  16
   5.1    Landlord's Cost.................................................................................  16
6.      SCHEDULE FOR CONSTRUCTION.........................................................................  16
   6.1    Time to Completion..............................................................................  16
   6.2    Installation Acceptance Certificate.............................................................  16
   6.3    Substantial Completion Acceptance Certificate...................................................  17
   6.4    Failure to Timely Proceed with Work.............................................................  18
   6.5    Failure of Substantial Completion...............................................................  18
   6.6    Management Meetings.............................................................................  19
7.      LEASE.............................................................................................  19
   7.1    Term Commencement Date. The Term of the Lease will commence upon the Term Commencement Date.....  19
8.      GENERAL COVENANTS OF LANDLORD.....................................................................  19
   8.1    Compliance with Legal Requirements..............................................................  19
   8.2    Insurance.......................................................................................  19

                              CONSTRUCTION ADDENDUM

                    ATTACHED TO AND MADE A PART OF THE LEASE
                         DATED ___________________, 2002
                                     BETWEEN
                     SUMTER REALTY GROUP, LLC, AS LANDLORD,
                                       AND
                         BIOPURE CORPORATION, AS TENANT

1.       CERTAIN DEFINITIONS

         For the purposes of this Exhibit (herein called the "Addendum"), unless the context otherwise requires, the following terms will have the respective meanings assigned to them in this Article 1 or the section or article referred to below:

         1.1 "Business Day" will mean any day other than a Saturday, Sunday, or legal holiday observed by Tenant. Tenant will advise Landlord of its local holiday schedule and any changes thereto from time to time.

         1.2 "cGMP" will mean standards and requirements that meet or exceed current good manufacturing practices in compliance with legal and regulatory requirements of the United States and European Union applicable to the pharmaceutical industry

         1.3 "Construction Contract" will mean that certain design/build construction contract entered into between Landlord and Construction Contractor using AIA Form #191, and any replacement construction contract or construction management agreement as may be entered into by Landlord, as owner, for the design, engineering, procurement, construction, installation, interconnection, testing and Installation Qualification of all or any part of the Facility and the other improvements called for in the Process Facility Plans.

         1.4 "Construction Contractor" will mean Century Contractors, Inc., a Delaware corporation, or such other general contractor or construction manager selected by Landlord and approved in writing by Tenant, in Tenant's reasonable discretion, for the performance of the Work and completion of the Facility pursuant to the Construction Contract.

         1.5 "Construction Schedule" will mean the schedule that is attached hereto as Schedule 5, provided, however, the term "construction schedule" shall also mean all amendments to such schedule because of Excusable Delay, Tenant Delay, or other agreed upon change.

         1.6 "Early Occupancy Date" will mean the date indicated on the Construction Schedule, as updated from time to time with notice to, and the consent of Tenant, on which construction of the Facility will be completed to a degree which will allow the installation of Tenant's FF&E (as defined in Section 4.5 hereof) conveniently to Tenant's role in Operation Qualification, Operation/Performance Completion and Performance Qualificationand without any undue delay or material adverse cost to Tenant; provided, however, that the Work may continue as of such date and such completion will not be deemed Substantial Completion. Prior to the installation of Tenant's FF&E, Landlord, Tenant and their respective representatives, will walk through the Facility to determine the condition of space within the Facility as of such date.

         1.7 "Engineer" will mean CDI Engineering Group, Inc., or such other engineering firm as may be selected by Landlord and/or Construction Contractor and approved in writing by Tenant, in Tenant's reasonable discretion not to be unreasonably withheld, for the design, engineering, and Installation Qualification of the Facility.

         1.8 "Equipment" will mean all machinery, equipment, computer hardware and software, apparatus, materials, articles, warranties, manuals, drawings, designs, plans, charts, schedules and things of all kinds to be provided or procured by Landlord under this Addendum and/or incorporated into the Facility including, without limitation, the Process Equipment, but specifically excluding Tenant's FF&E.

         1.9 "Escrow Agreement" will mean that certain Escrow Agreement by and among Tenant, Landlord and HSBC Bank USA dated as of April 5, 2001.

         1.10    "Excusable Delay" will mean any delay in Substantial
Completion of the Facility by Landlord or delay performance by Tenant of its obligations under this Addendum (except its accrued payment obligations) arising out of or resulting from strikes, lockouts, or other labor or industrial disturbance (other than on the part of employees of Landlord), civil disturbance, future order of any government, court or regulatory body claiming jurisdiction, act of the public enemy, war, riot, sabotage, blockade, embargo, failure or inability to secure or delay in securing materials, supplies, or labor through ordinary sources by reason of shortages or priority or regulation or order of any government or regulatory body, lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, inclement weather, or any cause whatsoever beyond the reasonable control of Landlord or Tenant, as applicable, whether or not similar to any of the other causes hereinabove stated; provided, however, that for purposes of this definition, Landlord's or any other person's (other than Tenant, the State of South Carolina or Sumter County, South Carolina) lack of funds will not be deemed to be a cause beyond the control of Landlord, and an Excusable Delay will be deemed to exist only so long as the party affected thereby has timely identified the occurrence and nature of the delay in accordance with the provisions of Section 4.3 and exercises reasonable due diligence to remove or overcome it.

         1.11 "Facility" will mean that certain building, together with the Process Facility Systems, grading, drainage, site work and related improvements to be built on the Land in accordance with the Process Facility Plans, all Legal Requirements, the published recommendations of the original manufacturers of the Equipment, and the provisions of this Addendum.

         1.12 "Governmental Authority" will mean any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever of any governmental unit (federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence, which have jurisdiction over Landlord, Tenant, the Property, or the Work.

         1.13 "Installation Acceptance Certificate" will mean the certificate to be delivered by Engineer to Tenant and Landlord upon achievement of Installation Qualification substantially in the form and substance of
Schedule 1

         1.14 "Installation Qualification" will mean the documented verification (i.e., supporting documentation must be in place and of suitable quality) that all aspects of the Facility excluding Punch Lists Items (including, without limitation, the Utilities and the Equipment) that can affect achievement of Operation Qualification, Performance Qualification and Process Validation are installed correctly and in accordance with design documentation requirements (including, without limitation, specifications, purchase orders, contracts, and bid packages).

         1.15 "Land" will mean that tract of real property situated in Sumter County, South Carolina, and being more particularly described in Exhibit A-1 to the Lease.

         1.16 "Landlord's Consultant" will mean such individual or firm (if any) as may be so designated by Landlord by written notice to Tenant from time to time.

         1.17 "Legal Requirements" will mean (a) any and all judicial decisions, orders, injunctions, writs, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way materially applicable to Landlord, Tenant, the Property or the Work including, but not limited to, any of the aforesaid dealing with the design, construction, ownership, use, leasing, maintenance, service, operation, sale, exchange, or condition of real property, or zoning or environmental matters in effect as of the date of final approval of the Process Facility Plans by the appropriate Governmental Authority, (b) any and all loan documents, construction contracts, leases, declaration of covenants, conditions or restrictions, or other agreements and any and all insurance requirements, documents, or instruments relating to Landlord, Tenant, the Property or the Work to which Landlord, Tenant or the Property may be bound or encumbered, and (c) any and all covenants, restrictions, and easements for the Property as may be approved in writing by Tenant, in its reasonable discretion, and recorded by Landlord. In amplification, and not in limitation of the provisions of this Section 1.16, "Legal Requirements" will include any requirements of the United States Food and Drug Administration (the "FDA") and cGMP relating to the design, construction or operation of the Property.

         1.18 "Mechanical Completion" will mean, with respect to each Process, unit, system, or component of the Facility, including, without limitation, the Equipment, (i) the furnishing to Tenant of all warranties, manuals, drawings, designs, plans, charts and schedules relating thereto, and
(ii) the completion of the Work relating thereto (except for Punch List Items), including setting of the Equipment on foundations; connecting Equipment to other applicable equipment with piping, wiring, controls, and safety systems; and ensuring that the Equipment and each Process and related operating systems are ready for initial operation, adjustment and testing and may be properly operated, adjusted and tested safely and without damage thereto or to any other property and without injury to any person or entity.

         1.19 "Operation Qualification" will mean the documented verification that all aspects of the Facility that can affect product quality operate within established limits and tolerances. Subject to Landlord's performance and completion of the Work in accordance with its obligations under and the requirements of the Lease and this Addendum and its cooperation, assistance and support as it pertains to Work performed up through Installation Qualification, Operation Qualification will be performed by Tenant and/or contractors and engineers retained by Tenant.

         1.20 "Operation/Performance Completion" will mean the completion by Tenant, subject to Landlord's performance and completion of the Work in accordance with its obligations under and the requirements of the Lease and this Addendum and its cooperation, its assistance and support as it pertains to Work performed up through Installation Qualification, of Operational Qualification and Performance Qualification in accordance with the Process Facility Plans and good engineering practices accepted in the pharmaceutical industry.

         1.21 "Performance Qualification" will mean the documented verification by Tenant, subject to Landlord's performance and completion of the Work in accordance with its obligations under and the requirements of the Lease and this Addendum and its cooperation, assistance and support as it pertains to Work performed up through Installation Qualification, that all aspects of the Facility (including, without limitation, the Utilities and the Equipment) that can affect product quality perform as intended meeting predetermined acceptance criteria and produce the required output.

         1.22 "Permitted Exceptions" will mean only (a) those Title Exceptions as are listed in Exhibit K attached to the Lease, (b) those easements (temporary and permanent) which are reasonably and customarily necessary to service or benefit the development, use, operation and ownership of the Facility and that do not adversely affect the use or occupancy of the Facility by Tenant, and (c) such other Title Exceptions as may hereafter be approved in writing by Tenant.

         1.23 "Process" will mean each process and system at the Facility, and the equipment, controls, valves, software, instruments, sensors, monitors, and Utilities used therein, necessary for and incidental to the production, storage, handling, packaging and loading of product suitable for human consumption, including without limitation separation, purification, polymerization, and bulk filling.

         1.24 "Process Equipment" will mean the Process equipment to be procured by Landlord and Tenant and utilized by Tenant in connection with its operations in the Facility, as listed on Schedule 2 of this Addendum.

         1.25 "Process Facility Plans" will mean the detailed working plans, specifications, drawings, construction and Process documents (including, without limitation, the Construction Schedule) relating to the design, engineering, procurement, construction, installation, interconnection, testing and Installation Qualification of the Facility, to be prepared and sealed by the Engineer and approved in writing by Landlord and (only to the extent necessary to obtain all requisite building and other permits) Sumter County, South Carolina, as applicable, as such Process Facility Plans may be modified in accordance with this Addendum. Tenant has provided design criteria in the form of process and instrumentation diagrams from an existing facility and other guidance which is documented in "Notes of Meetings" issued by the Engineer and comments provided in writing on documents submitted by the Engineer for Tenant review that have been used by Landlord to develop the Process Facility Plans.

         1.26    "Process Facility Systems" will mean with respect to the
Facility: (a) the Equipment; (b) each Process and related Utilities; (c) the stairs, and elevators; (d) the HVAC, plumbing, mechanical and security systems (including building access system); (e) the electrical, telecommunication conduit, water, storm sewer and sanitary sewer utility systems and connections;
(f) the sprinkler and fire protection systems; (g) the lighting systems; (h) the ceiling system; (i) partitions, doors and hardware, wall coverings, painting, floor coverings and millwork; and (j) the paving and other improvements for pedestrian and vehicular access and vehicular parking; together with all equipment, machinery, shafts, flues, piping, wiring, ducts, ductwork, panels and instrumentation and other appurtenances relating to any or all of the foregoing, all as more specifically set forth in the Process Facility Plans. "Process Facility Systems" will not include Tenant's FF&E (as defined in Section 4.5 hereof).

         1.27 "Process Validation" will mean the documented verification that good product is manufactured by the Facility and will include at least three (3) full production runs, which, subject to Landlord's performance and completion of the Work in accordance with its obligations under and the requirements of the Lease and this Addendum and its cooperation, assistance and support as it pertains to Work performed up through Installation Qualification, shall be prepared by Tenant.

         1.28 "Projected Completion Date" will mean the date twenty (20) months after the date of notice to proceed from Tenant to Landlord.

         1.29 "Property" will mean the Facility and the Land and all appurtenances thereto.

         1.30 "Punch List Items" will mean those items of construction, decoration, and mechanical adjustment relating to the Facility which, individually or in the aggregate, are minor in character and do not materially interfere with Tenant's safe, reliable and efficient use, enjoyment, operation and maintenance (to the extent that Tenant is obligated to maintain pursuant to the terms of the Lease) of the Facility and the appurtenances thereto and for which it may be reasonably anticipated that the completion will occur within sixty (60) days after Substantial Completion, subject to extension for Excusable Delay. Construction Contractor will prepare a schedule of

Punch List Items upon Substantial Completion of the Facility, such schedule to be reviewed and approved in writing by Landlord, Tenant and Construction Contractor.

         1.31 "Review Plans and Specifications" will mean the preliminary plans, drawings, specifications, construction and Process documents (including, without limitation, the Construction Schedule) setting forth criteria and standards relating to the Work and the Facility (including the Process Facility Systems), approved by Landlord and Tenant and more particularly described in
Schedule 3 attached to this Addendum and made a part hereof.

         1.32 "Substantial Completion" or "Substantially Complete" will mean the complete performance of the Work and completion of the Facility by Landlord, all as more specifically set forth in the Process Facility Plans, including, but not limited to, the design, engineering, procurement, construction, installation, interconnection, testing and Installation Qualification of the Facility, in strict accordance with the Process Facility Plans, all applicable Legal Requirements, the published recommendations of the original manufacturers of the Equipment, and this Addendum, in a good, workmanlike and lien free manner (except for Permitted Exceptions), and in strict accordance with good construction and engineering practices accepted in the pharmaceutical industry, free from material defects (structural, mechanical, or otherwise) in design, workmanship, and materials, with new materials (unless otherwise specified in the Process Facility Plans), and with the only additional construction to be effected being Punch List Items. Notwithstanding the foregoing to the contrary, provided that Landlord has satisfied the other requirements of this Section 1.32, the Facility will be considered to be Substantially Complete notwithstanding the fact that "facility approval" has not yet been obtained from the FDA; provided, however, that the Facility will then be in compliance with all requirements of cGMP and all applicable Legal Requirements. Without limiting the foregoing, "Substantial Completion" will not be deemed to have occurred until all of the following conditions have been satisfied (or waived in writing by Tenant): (a) receipt of a Certificate of Substantial Completion by Construction Contractor (or its designated design professional, as applicable) on AIA Form G704 (or a substantially similar form) relating to the completion of the Facility; (b) substantially all exterior work will have been performed (except as to Punch List Items) and all outside hoists have been removed from the Facility; (c) the city, county or other Governmental Authority has conducted all inspections, and issued all certificates and approvals, necessary for legal occupancy of the Facility by Tenant; (d) Tenant, its employees, agents and invitees have ready access to, and parking adjacent to, the Facility; (e) all necessary utilities and plumbing, including the Utilities, are available in capacities not less than as set forth in the Process Facility Plans, are connected to mains or other appropriate sources, and all utility meters have been set and activated; (f) Mechanical Completion has been achieved and (g) Installation Qualification has been achieved. Acceptance of possession, use or occupancy of the Facility by Tenant will not be deemed to constitute a waiver of Landlord's duties, obligations or warranties expressly set forth in this Addendum or the Lease.

         1.33 "Substantial Completion Acceptance Certificate" will mean the certificate to be delivered by Engineer to Tenant and Landlord upon Substantial Completion substantially in the form and substance of Schedule 4.

         1.34 "Tenant Delay" will mean any delay in Substantial Completion of the Facility (or relevant portion thereof) which is due directly or indirectly to any act or omission of Tenant, its employees or agents, including, without limitation, any changes to the Process Facility Plans or in the Work made by or at the request of Tenant pursuant to Section 3.2 or use of the Facility pursuant to Section 4.5.3 hereof. No Tenant Delay will be deemed to have occurred under this Addendum unless Landlord has identified the occurrence and nature of the delay in accordance with the provisions of Section 4.3. There will be excluded from the number of days of Tenant Delays any day of delay which is primarily caused by any act or omission of Landlord, its employees, agents, contractors or subcontractors and any Excusable Delays.

         1.35 "Tenant's Consultant" will mean such individual or firm (if any) as may be so designated by Tenant by written notice to Landlord from time to time.

         1.36    "Tenant's Changes" will have the meaning set forth in Section
3.2.

         1.37 "Tenant's Equipment" will mean the Process Equipment which shall be procured by Tenant as set forth on Schedule 2 of this Addendum.

         1.38 "Term Commencement Date" will mean the date of Substantial Completion of the Facility.

         1.39 "Title Exception" will mean any lien, mortgage, security interest, encumbrance, pledge, assignment, claim, charge, lease (surface, space, mineral, or otherwise), condition, restriction, option, conditional sale contract, right of first refusal, restrictive covenant, exception, easement (temporary or permanent), right-of-way, encroachment, overlap, or other outstanding claim, interest, estate, or equity of any nature whatsoever affecting or pertaining to the Property or any portion thereof.

         1.40 "Utilities" will mean all utilities and services required for each Process, including without limitation water, electricity, gas, steam, compressed air, cleaning in place, waste handling and treatment, nitrogen, chilled glycol, thermal storage systems and vacuum, the equipment, facilities and installations of which are located on, under or above the Land.

         1.41 "Work" will mean the design, engineering, procurement, construction, installation, interconnection, testing and Installation Qualification work, services performed, or materials or equipment provided, or to be provided, to the Property in connection with the completion of the Facility. "Work" will not include achievement of Operation Qualification, Performance Qualification and Process Validation, but does include providing information, data, documents, licenses, rights and other support and assistance as it pertains to Work performed up through Installation Qualification to Tenant as reasonably necessary for Tenant to achieve Operation Qualification, Performance Qualification and Process Validation of the Facility.

         Additional defined terms may appear in other provisions of this Addendum and, if so, will have the respective meanings assigned to them. Capitalized terms not specifically defined in this Addendum will have the same meanings as ascribed thereto in the Lease. The definition of a term or phrase in the singular will include and allow for a reference to such term or phrase in the plural or vice versa.

2.       PROCESS FACILITY PLANS AND CONSTRUCTION CONTRACTS

         2.1     Preparation of Process Facility Plans and Specifications.

                 2.1.1 Process Facility Plans. Landlord will cause Construction Contractor to prepare (and, as appropriate, revise) site plans, concept plans, foundation and construction documents and other plans, drawings, specifications and construction and Process documents for the Facility as specified and in accordance with the relevant time-frames set forth on the Construction Schedule. All such plans, drawings, specifications, procedures and other construction and Process documents will be consistent in all material respects with the scope, design and general quality of the Facility as reflected in the Review Plans and Specifications. All such plans, drawings, specifications, procedures, construction and Process documents will be submitted to Tenant and Tenant's Consultant (if any), not for Tenant's approval, but only to allow Tenant to confirm that the same are consistent in all material respects with the scope, design and general quality of the Facility as reflected in the Review Plans and Specifications, and Tenant may, by appropriate marking, provide specific indications of any non-compliance with the Review Plans and Specifications or any requested revisions. Tenant will provide specific indications of any non-compliance with the Review Plans and Specifications or requested revisions to any items submitted (or resubmitted) pursuant to this
Section 2.1.1 no later than ten (10) Business Days after receipt by Tenant. The failure of Tenant to notify Landlord of any non-compliance or requested revisions within ten (10) Business Days after Tenant's receipt of such items will be deemed to be a lack of objection thereof by Tenant.

                 2.1.2 Final Plans and Specifications. Upon final approval by the required party or parties of each part of the plans, drawings, specifications, procedures and construction and Process documents for the Facility, whether actual or deemed as set forth in this Section 2.1, two (2) sets thereof will be initialed by, and delivered to, Landlord and Tenant to reflect their applicability to the Lease and same will become a part of the Process Facility Plans.

                 2.1.3 Cooperation. Notwithstanding anything contained in this Section 2.1 to the contrary, it is the intent of Landlord and Tenant to proceed as quickly as reasonably possible to resolve any issues regarding the consistency of the proposed Process Facility Plans with the Review Plans and Specifications and finalize the Process Facility Plans, and Landlord and Tenant agree to fully cooperate with each other in an effort to accelerate the completion and finalization of the Process Facility Plans.

         2.2 Effect of Approval. To the extent that Tenant's approval or consent is required or contemplated hereunder, approval by Tenant or Tenant's Consultant will (a) not relieve Landlord of responsibility for proper and adequate design, engineering, procurement, construction, installation, interconnection, testing, performance of the Work and Installation Qualification of the Facility, and (b) not be deemed approval by Tenant of any extension of the period in which Landlord is to Substantially Complete the Facility, as provided in this Addendum or the Lease. Landlord will ensure that the structure and detail of the utilities, including the Utilities, and the mechanical, electrical and other Process Facility Systems meet all applicable Legal Requirements and the Process Facility Plans and that all of the Work satisfies all Legal Requirements. Landlord will obtain from Construction Contractor, and from any electrical, mechanical or structural engineer providing services for the design or construction of the Facility (including the Engineer), and from the original manufacturers of the Equipment, warranties and guarantees, in a form acceptable to Landlord, in Landlord's reasonable discretion, as to the sufficiency and adequacy of the construction and installation of the Facility and the Process Facility Systems. Landlord will obtain from Construction Contractor (or its designated design professional) a certificate, in a form acceptable to Landlord, in Landlord's reasonable discretion, as to the sufficiency and adequacy of the design of the Facility and the Process Facility Systems.

         2.3 Construction Contract for Facility. Landlord may solicit bids for or enter into on a negotiated basis Construction Contracts for the design, engineering, and construction of the Facility (including, without limitation, a Construction Contract based upon a fixed, lump sum price for the construction of the Facility), as determined by Landlord; provided, however, that any substitution or replacement of Construction Contractor must be approved in writing by Tenant, which approval will not be unreasonably withheld or delayed. Landlord will include a provision in any Construction Contract naming Tenant as an express third party beneficiary, such that Tenant may, at its election, assert a direct right of interest thereunder; provided, however, that in no event will there exist or be deemed to exist a contractual relationship between Tenant and Construction Contractor or any other contractor. To the extent practicable, Landlord will give Tenant and Tenant's Consultant (if any) two (2) Business Days' prior notice of any pre-bid or pre-negotiation conferences with Construction Contractor and major subcontractors who will perform the Work and any replacement or substitute therefor, and will permit Tenant and Tenant's Consultant (if any) to attend such meetings.

         2.4 Payment and Performance Bonds. Prior to commencing the Work, Landlord will cause Construction Contractor to obtain payment and performance bonds, or other security acceptable to Tenant in its sole discretion, covering the faithful performance of the Construction Contract for the completion of the Work. Such bonds shall be substantially in the form AIA Form A312, 1984 Edition, with modifications to provide for coverage of costs of corrective work, shall be in an amount equal to 100% of the contract price under the Construction Contract, and conditioned on Construction Contractor's faithful performance of the Construction Contract, shall name Landlord and Tenant as co-obligees, and shall be given by a surety having a minimum A.M. Best rating of A-.

3.       CHANGES IN PROCESS FACILITY PLANS AND COST OF CHANGES.

         3.1 Changes to the Process Facility Plans by Landlord. Landlord will not, without the prior written consent of Tenant, make, or permit to be made, any material changes or any other changes in the Process Facility Plans which would materially and adversely affect Tenant's safe, reliable and efficient use, enjoyment, operation, or maintenance (to the extent that Tenant is required to maintain pursuant to the terms of the Lease) of the Property or approve or acquiesce in any material deviations from the Process Facility Plans. Notwithstanding the foregoing, Landlord may, without the prior written consent of Tenant, make, or permit to be made, material changes or any other changes in the Process Facility Plans or approve or acquiesce in any material deviations from the Process Facility Plans to the extent such changes or deviations are required to comply with Legal Requirements or to correct construction defects or hazardous conditions and Landlord will be solely liable and obligated to pay all costs, expenses and changes relating to or resulting from such changes. From time to time, Landlord may request, by submitting an analysis of the additional cost or savings and change, if any, in the Substantial Completion date, that Tenant approve any changes in the Process Facility Plans, or to the Work already installed prior to Substantial Completion. If Tenant should fail to disapprove in writing such change requested by Landlord within ten (10) days following receipt thereof, the same will be approved in all respects by Tenant, and Landlord will be authorized to make such requested change. Unless otherwise approved in writing by Tenant, Landlord will be solely liable and obligated to pay all costs, expenses and changes relating to or resulting from any changes to the Process Facility Plans requested by Landlord. No change in the Process Facility Plans requested by Landlord, unless otherwise approved in writing by Tenant, will be the basis of any Tenant Delay.

         3.2 Changes to the Process Facility Plans by Tenant. From time to time after Tenant has reviewed the Process Facility Plans, Tenant may request Landlord to make changes in the Process Facility Plans or to the Work already installed prior to Substantial Completion. Any changes to the Process Facility Plans so requested by Tenant (herein referred to as "Tenant's Changes") will be subject to Landlord's prior written approval, which will not be unreasonably withheld. Landlord will, within ten (10) days following receipt of Tenant's proposed changes, deliver to Tenant (a) a statement of the estimated change, if any, in the cost of design, engineering or construction of the Facility (the "Facility Cost") in connection with such Tenant's Changes as above provided, and
(b) an estimate of the period of time, if any, that such Tenant's Changes will delay the Substantial Completion of the Facility. In the case of Tenant's Changes requested prior to the awarding of a Construction Contract for the subject work, Landlord's statement of estimated change in the Facility Cost will be based on a good faith estimate of such costs by Landlord and, in the case of Tenant's Changes requested after the awarding of a Construction Contract for the subject work, the statement of estimated change in Facility Cost will be based on the proposed change order to the Construction Contract to be issued and approved by Landlord for such Tenant's Changes. If Tenant shall fail to approve in writing Landlord's submission within ten (10) days following receipt thereof, the same will be deemed disapproved in all respects by Tenant, and Landlord will not be authorized to make the change. If Tenant approves in writing the statement of cost and the delay in Substantial Completion as submitted by Landlord, [Tenant shall place funds in the amount of the approved costs in a construction escrow account (the "Construction Escrow") with a national banking institution and subject to terms and conditions which are mutually acceptable to Landlord and Tenant and] Landlord will promptly cause the Process Facility Plans to be modified to provide for such change and will submit such modified Process Facility Plans to Tenant. Landlord shall submit to Tenant and Tenant's Consultant with the monthly progress report provided in accordance with Section 4.3 an invoice and accounts, records, invoices, and evidences of payment as Tenant may reasonably request to evidence the costs for the portion of the increase in Facility Cost arising from the approved change for Work performed in the prior month. Tenant shall within thirty (30) days of the delivery of such invoice pay the undisputed portion thereof and provide to Landlord and the Construction Escrow agent a detailed statement of the basis for its non-payment or non-acceptance of any amount in dispute. All interest which accrues on funds in the Construction Escrow will be to the benefit of Tenant, unless Landlord is determined to have been entitled to payment of money disputed by Tenant, in which case the interest accrued on such withheld amount in the Construction Escrow shall be paid to Landlord.

         3.3 Accounting for Changes. During the performance of the Work, Landlord will cause to be submitted to Tenant and Tenant's Consultant monthly progress reports prepared by Construction Contractor as to the Work, specifying any change in the estimated date of Substantial Completion, and showing the progress of the Work, and, as to those items for which the cost is the responsibility of Tenant, the amount of estimated costs and/or savings attributable to any approved changes under Section 3.1 and Section 3.2 or delay of any kind including Tenant Delay. Landlord will submit to Tenant such accounts, records, invoices, and evidences of payment as Tenant may reasonably request to evidence the costs or savings as to those items for which the cost is the responsibility of Tenant or for which the savings will benefit Tenant. All changes will be submitted on a lump sum basis. Approval of proposed changes shall be in accordance with Sections 3.1 and 3.2. Landlord will cause Contractor to track all changes weekly and summarize changes in a monthly report, which shall be delivered to Tenant upon receipt by Landlord. Tenant will be obligated to pay the fees (including, but not limited to, the fees of any professionals engaged and utilized by Landlord), expenses, and charges of Landlord and all contractors, subcontractors, suppliers, materialmen, and laborers to the extent, but only to the extent, that such fees, expenses, and charges are directly incurred as a result of Tenant's Changes or Tenant Delay.

4.       CONSTRUCTION OF THE FACILITY

         4.1 Performance. Landlord will cause to be furnished, installed, and performed completely all of the Work as shown on and in strict accordance with the Process Facility Plans, as modified by approved changes as provided in
Article 3. Landlord will be fully responsible for all matters that must be accomplished to complete the Work in accordance with the provisions of this Addendum including, without limitation, filing plans and other required documentation with the proper Governmental

Authority, securing all necessary permits, supervising all details of the Work, and promptly removing or otherwise handling to Tenant's reasonable satisfaction all mechanics', materialmen's and like liens from the public record by payment or surety bond. Landlord will cause all construction on or in the Facility to be performed in strict accordance with all applicable Legal Requirements in a good and workmanlike manner and in strict accordance with good construction and engineering practices accepted in the pharmaceutical industry, free from material defects (structural, mechanical, or otherwise) in design, workmanship, and materials, and with new materials (unless otherwise specified in the Process Facility Plans), all as more specifically set forth in the Process Facility Plans.

         4.2 Non-Liability of Tenant. Subject to the terms and conditions of Sections 4.4 and 4.5, Tenant will not be liable for any injury, loss, or damage to any person (including, but not limited to, death) or property on or about the Property during construction until the time of Substantial Completion, unless directly caused by Tenant, its employees, agents, or invitees, and Landlord will indemnify and save Tenant harmless against and from any such liability, and any costs or charges (including, without limitation, reasonable attorneys' fees and court costs) which Tenant may incur on account of such injury, loss, or damage.

         4.3 Information; Monthly Report. During the period prior to achievement of Installation Qualification, Landlord will provide all reasonable cooperation to keep Tenant informed as to material aspects pertaining to the design, engineering, procurement, construction, installation, interconnection, testing, and Installation Qualification of the Facility. Accordingly, upon written request, Landlord will furnish Tenant's Designated Representative (as defined below) with copies of all progress reports, correspondence, or other information as may be material and pertinent to the Property, other than internal communications or confidential matters between Landlord and its attorneys or accountants. Tenant's Designated Representative and Tenant's Consultant (if any) will have the right to attend scheduled meetings material to the interest of Tenant as may be held with respect to the Property between Landlord, Construction Contractor and any other outside person or firm (other than Landlord's attorneys or accountants) furnishing materials, services, or labor to or with respect to the Property. Landlord agrees to provide Tenant with reasonable prior notice of any scheduled meetings material to the interest of Tenant, but will not be obligated to attempt to schedule any such meetings to accommodate Tenant's availability or convenience. Furthermore, Tenant's failure to timely attend any such scheduled meetings will not constitute a basis for any claim by Tenant that Landlord has violated the foregoing provisions. Prior to the Term Commencement Date, Landlord and its construction team will meet no less frequently than once each month to discuss and analyze the progress of construction and Landlord will prepare and deliver to Tenant a written report (which may be in the form of the minutes of the meeting) (the "Construction Meeting Report") summarizing the material items discussed at such meeting and the effect of such items, if any, on the Construction Schedule. Each Construction Meeting Report will specifically identify any event or condition which would constitute an Excusable Delay or a Tenant Delay (and any incurred cost directly or indirectly resulting from a Tenant Delay) which has occurred since issuance of the immediately prior Construction Meeting Report.

         4.4 General Access. Landlord will afford or will obtain for Tenant, its employees, and its representatives regular access during normal business hours to the (i) Land and the Facility, all materials thereon and therein, and all Work being performed thereon and therein, and (ii) the premises and facilities of any subcontractors or vendors, and the materials therein relating to the Work; provided, however, that in exercising such right of access, Tenant and its employees and representatives will comply with all applicable laws and regulations (including, but not limited to, all construction site rules and safety regulations and to all OSHA safety regulations and standards) and will coordinate such access with Construction Contractor. Tenant will be required to provide at least twenty-four (24) hours prior notice to Construction Contractor for the purpose of coordinating Tenant's entry onto the Property with Work then in progress. Tenant acknowledges that its ability to gain entry to the Property occasionally may be limited or restricted due to the particular stage of Work then in progress. Tenant will be accompanied by a representative of Landlord or Construction Contractor except during periods in which Tenant, its employees and representatives will be engaged in the installation of Tenant's FF&E as provided in Section 4.5. Tenant or its agents will be required to attend and complete the required training by Construction Contractor prior to being granted unescorted access to the Land and the Facility.

         4.5 Installation of Tenant's FF&E and Qualification Activities; Early Occupancy.

                 4.5.1 At such time as the Facility will be in a state suitable for the commencement of (i) the installation of Tenant's personal property (as reasonably determined by Landlord in good faith), which in any event will be no later than the Early Occupancy Date, (ii) activities by Tenant and its contractors and consultants to achieve Operation Qualification, Performance Qualification and Process Validation, Tenant and its employees, agents, contractors, and subcontractors may enter upon the Property for the purpose of (x) installing and arranging Tenant's furniture, furnishings, office equipment, artwork, trade fixtures and other property (the "FF&E") (y) performing activities necessary or incidental to the achievement of Operation Qualification, Performance Qualification and Process Validation and (z) otherwise making the Property ready for Tenant's use and occupancy. In exercising such right of access, Tenant and its employees and agents will comply with all reasonable standards and regulations established by Landlord and will coordinate their efforts with Construction Contractor to facilitate timely completion of all Work, and maintenance of the Property in a safe condition. During performance of any such work, Tenant's employees and agents will also coordinate with Landlord the delivery, storage, movement and installation of FF&E. Any work performed by Tenant's employees and agents will be conducted in such manner so as to maintain harmonious labor relations and not to interfere with or delay Construction Contractor or Landlord's Work. Landlord will provide Tenant's employees and agents with reasonable access to the Property for the purpose of making inspections and taking measurements in advance of the period for the installation of Tenant's FF&E and commencement of activities for achievement of Operation Qualification, Performance Qualification and Process Validation; provided that the construction of the Facility will have reached a point in Landlord's reasonable judgment such that Landlord will not be unreasonably delayed or hampered in the completion thereof by permitting such access. In connection with the access permitted under this Section 4.5, Tenant covenants
(xx) to cease immediately upon request by Landlord any activity or work during any period which, in Landlord's reasonable judgment, will unreasonably interfere with or delay Landlord's prosecution or completion of the Work, or in Landlord's or Construction Contractor's reasonable judgement will create any unsafe condition at the Property, (yy) that such access will be at the sole risk of Tenant and will be deemed to be a license, and (zz) that prior to exercising such right, Tenant will deliver to Landlord such certificates of insurance evidencing such insurance as may be required by Landlord, in Landlord's reasonable discretion, including public liability, property damage and worker's compensation to protect Landlord, Construction Contractor and Tenant during the period of Tenant's access. Tenant will not permit any mechanic's or materialman's lien to be placed upon the Property caused by or resulting from any work performed, materials furnished or obligation incurred in connection with the installation of Tenant's FF&E or activities necessary for or incidental to achievement of Operation Qualification, Performance Qualification and Process Validation and, in the case of the filing of any such lien Tenant will promptly pay same or bond around such claims to the satisfaction of Landlord, in Landlord's reasonable discretion. Landlord will furnish at no additional cost to Tenant and Tenant's employees and agents water, electricity, adequate elevator service (freight and passenger) to move personnel and FF&E within the capacity and purpose for which they are designed, and HVAC to the Facility, if available, during the installation and the aforementioned activities by Tenant, if any, during the normal working hours of the construction of the Facility.

                 4.5.2 Elevators and equipment will be suitable to lift Tenant's materials and personnel within the capacity limitations shown on the Review Plans and Specifications. Subject to priority of use given to Landlord's contractors and subcontractors, Landlord will furnish at no additional cost to Tenant equipment and hoists to elevate and lift Tenant's FF&E and personnel, equipment and materials necessary for or incidental to achievement of Operation Qualification, Performance Qualification and Process Validation, but only to the extent that such equipment and hoists are still being used by Landlord and are physically situated on the Land. Landlord will have the right to remove the equipment and hoists at any time the same are no longer needed by Landlord for the construction of the Facility, provided that Landlord shall provide Tenant ten (10) days advance notice of such intent. Landlord will designate the method established for scheduling equipment, elevator and hoist use.

                 4.5.3 From and after the Early Occupancy Date, Tenant will have the right to use, occupy and operate the Facility for the purposes permitted under the Lease, provided that Tenant does not interfere with or delay Construction Contractor or Landlord's Work. Any such use, occupancy and operation by Tenant will be subject to the same terms and conditions of the Lease, provided however, that no Annual Rent will accrue and be due and payable during the period from the Early Occupancy Date to the Rent Commencement Date (as defined in Section 5.1 of the Lease).

         4.6 No Assumption of Responsibility. Except as otherwise expressly provided herein, neither the exercise nor the failure to exercise by Tenant or its representatives of any right afforded Tenant under this Addendum (including specifically, but without limitation, the exercise or the failure to exercise of a right to review, comment upon, approve, or disapprove documents, plans, specifications, drawings, or other matters, or the performance by Landlord) or the failure by Tenant to insist upon the performance by Landlord of any obligation imposed upon Landlord under this Addendum, will (a) impose upon Tenant, or be deemed to be an assumption by Tenant, of any obligation or liability with respect to the design, engineering, procurement, construction, installation, interconnection, testing or Installation Qualification of the Facility, or (b) constitute or be deemed to constitute acquiescence by Tenant to any act or failure to act on the part of Landlord which is in conflict with any provision of this Addendum. The parties acknowledge that Tenant has provided design criteria in the form of process and instrumentation diagrams from an existing facility and other guidance which is documented in "Notes of Meetings" issued by the Engineer and comments provided in writing on documents submitted by the Engineer for Tenant review that have been used by Landlord to develop the Process Facility Plans.

         4.7 Designated Representatives. Landlord and Tenant each hereby appoint a representative (each a "Designated Representative"), and in the event that a Designated Representative is unavailable for any reason whatsoever, an alternative representative (each an "Alternative Representative"), to make timely binding decisions on design, development and construction matters (but not other matters) relating to the Facility. The Designated Representatives are:

         Landlord                 Ray E. Gentry

         Tenant                   Geoffrey J. Filbey

The Alternative Representatives are:

         Landlord                 James Wilson

         Tenant                   Donald Clarkson

At any time and from time to time hereafter, Landlord and Tenant will each have the right to appoint a successor or substitute Designated Representative and/or Alternative Representative to act on behalf of such party, each such appointment to be effected by delivering ten (10) days' prior written notice to the other party hereto in accordance with the terms and provisions of Section 29 of the Lease. Any action which may be taken by a Designated Representative may also be taken by an Alternative Representative and any party may rely thereon as if such action had been taken by the Designated

Representative and such party will have no duty to inquire why the Designated Representative was unavailable to act.

5.       COST OBLIGATIONS

         5.1     Landlord's Cost. Except as otherwise specifically provided in
Article 3, Landlord will be liable and obligated to pay for all costs of preparation of the Process Facility Plans and all costs related to the design, engineering, procurement, installation, construction, interconnection, testing and Installation Qualification of the Facility, including, but not limited to, all labor and materials. All such costs will be included in the Project Cost as defined in Section 5 of the Lease; provided, however, that certain Qualified Expenses (as defined in the Escrow Agreement) relating to the acquisition of the Land, and the design, engineering and construction of the Facility, will be paid out of the Escrow Funds (as defined in the Escrow Agreement). Landlord will, from and after the full execution of this Lease and until the delivery of landlord's final written certification pursuant to Section 3.3 of the Lease, deliver to Tenant on a monthly basis a written certification of the Project Cost to date, specified by line item, consistent with the terms and requirements of the Lease and this Addendum. Additionally, from and after the full execution of the Lease, Landlord will provide to Tenant and Tenant's Consultant, during normal business hours, full and complete access to all books, records and accounts of Landlord to verify the amount of the Project Cost.

6.       SCHEDULE FOR CONSTRUCTION

         6.1 Time to Completion. Time is of the essence to this Addendum. Landlord will cause the completion of the Facility in strict accordance with the Process Facility Plans, all applicable Legal Requirements, and the provisions of this Addendum with due diligence, which requires Landlord to (a) Substantially Complete the Facility on or before the Projected Completion Date, and (b) to provide and perform Work to support and assist Tenant, as it pertains to Work performed up through Installation Qualification, to achieve Operation/Performance Completion as it pertains to Work performed up through Installation Qualification, as extended by Excusable Delays and/or Tenant Delays, in which case the Projected Completion Date may be, if adversely affected by Excusable Delay and/or Tenant Delay, will be extended by one day for each day of such Excusable Delay and/or Tenant Delay.

         6.2 Installation Acceptance Certificate. Landlord guarantees that best efforts will be made so that Installation Qualification will be achieved on or before the Projected Completion Date. Tenant agrees to accept the Installation Acceptance Certificate within twenty (20) days from and after achievement of Installation Qualification; provided, however, that such period will be extended, if necessary, so that Tenant shall not be obligated to accept the Installation Acceptance Certificate until ten (10) days after the date that Tenant receives a copy of the as-built plans and specifications for the Property, the reports and results of all trials, tests, and analyses necessary and incidental to document achievement of Installation Qualification, together with copies of the certificate of occupancy for the Facility, and all permits related to the Property. Tenant's acceptance of the Installation Acceptance Certificate shall not constitute a waiver of any claims that Tenant may have pertaining to any matter that would not have come to Tenant's attention in connection with a commercially reasonable diligent investigation of the Property at the time of Tenant's acceptance of the Installation Acceptance Certificate. If Tenant cannot accept the Installation Acceptance Certificate because Tenant does not believe the certification required therein to be true with respect to any significant matter, Tenant shall accept the Installation Acceptance Certificate with such significant exceptions and significant qualifications as it deems appropriate based on a certification from Tenant's Consultant. If Landlord's disagrees with such exceptions and qualifications and the parties are unable to resolve such disagreement for a period of fifteen (15) days, then Landlord's Consultant and Tenant's Consultant shall select a third person who is an independent design professional (the "Independent Consultant"). The Independent Consultant shall resolve the dispute in its sole and absolute discretion. If Landlord's Consultant and Tenant's Consultant shall be unable to agree upon the appointment of the Independent Consultant within ten (10) days after the end of such fifteen (15) day period, they shall give written notice of such failure to each of Landlord and Tenant and if Landlord and Tenant shall fail to agree upon the appointment of such Independent Consultant within ten (10) days after the Tenant's Consultant and Landlord's Consultant give such notice, then, within ten (10) days thereafter, either of the parties upon notice to the other party may apply for such appointment to the American Arbitration Association in Charlotte, North Carolina. Landlord and Tenant shall each bear all the respective costs and expenses of the consultants they respectively choose and shall share equally the costs and expenses of selecting and authorizing any Independent Consultant. Upon resolution of any such dispute, Tenant shall accept the Installation Acceptance Certificate consistent with the Independent Consultant's determination. During any dispute between Landlord and Tenant as to whether Installation Qualification has been achieved by Landlord, Tenant shall occupy the Property and commence paying Basic Rent (to the extent otherwise required under the Lease) as if the date of Installation Qualification is the date originally designated by Landlord; provided, however, that Tenant may state that such Basic Rent (or a portion thereof) is being paid under protest. If the Independent Consultant determines that the Facility had not achieved Installation Qualification on the date initially designated by Landlord, (A) the Independent Consultant shall include in its determination (i) a statement of the percentage of the Property that was not available to Tenant and its consultants and contractors for the achievement of Operation Qualification, Performance Qualification and/or Process Validation for the period in which Tenant occupied the Property prior to achievement of Installation Qualification by Landlord and (ii) the additional costs and expense incurred by Tenant to achieve or cause the achievement of Operation Qualification, Performance Qualification and Process Validation as a result thereof and (B) Tenant shall be entitled to an abatement of Basic Rent
(i) in proportion to such percentage and (ii) the amount of such additional costs and expense as determined by the Independent Consultant.

         6.3 Substantial Completion Acceptance Certificate. Landlord guarantees that best efforts will be made so that Substantial Completion will be achieved on or before the Projected Completion Date. Tenant agrees to accept the Substantial Completion Acceptance Certificate within twenty (20) days from and after the date of delivery by the Engineer. Tenant's acceptance of the Substantial Completion Acceptance Certificate shall not constitute a waiver of any claims that Tenant may have pertaining to any matter that would not have come to Tenant's attention in connection with a commercially reasonable diligent investigation of the Property at the time of Tenant's acceptance of the Substantial Completion Acceptance Certificate. If Tenant cannot accept the Substantial Completion Acceptance Certificate because Tenant does not believe the certification required therein to be true with respect to any significant matter, Tenant shall provide notice to Engineer and Landlord of the exceptions and qualifications thereto as it deems appropriate based on a certification from Tenant's Consultant. If Engineer or Landlord's Consultant disagrees with the exceptions and qualifications taken by Tenant's Consultant after trying to resolve a disagreement for a period of fifteen (15) days, then any dispute regarding achievement and/or date of Substantial Completion may be referred to arbitration by either party in accordance with the Lease. During the pendency of any such dispute, Tenant may use, occupy and operate the Property.

         6.4 Failure to Timely Proceed with Work. In the event Construction Contractor is not progressing with its Work in accordance with the Construction Schedule, and, as a result, the progression of the Work is at a stage that is more than thirty (30) days behind schedule as provided in the Construction Schedule, then Landlord shall cause Construction Contractor to take such measures as are reasonably necessary to accelerate the progression of its Work to bring the progression of the Work into compliance with the Construction Schedule. In the event Construction Contractor is not progressing with its Work in accordance with the Construction Schedule, and, as a result, the progression of the Work is at a stage that is more than ninety (90) days behind schedule as provided in the Construction Schedule, then, immediately upon Tenant's notice and demand, Landlord shall cause such Construction Contractor to be removed and shall replace such Construction Contractor with a new Construction Contractor approved in writing by Tenant, in Tenant's reasonable discretion. In the event Engineer is not progressing with its Work in accordance with the Construction Schedule, and, as a result, the progression of the Work is at a stage that is more than thirty (30) days behind schedule as provided in the Construction Schedule, then Landlord shall cause Engineer to take such measures as are reasonably necessary to accelerate the progression of its Work to bring the progression of the Work into compliance with the Construction Schedule. In the event Engineer is not progressing with its Work in accordance with the Construction Schedule, and, as a result, the progression of the Work is at a stage that is more than ninety (90) days behind schedule as provided in the Construction Schedule, then, immediately upon Tenant's notice and demand, Landlord shall cause such Engineer to be removed and shall replace such Engineer with a new Engineer approved in writing by Tenant, in Tenant's reasonable discretion.

         6.5 Failure of Substantial Completion. Notwithstanding anything to the contrary herein contained, if (i) Substantial Completion of the entire Facility has not occurred, (ii) one hundred eighty (180) days after the Projected Completion Date have passed, as extended by Tenant Delay and/or Excusable Delay, (iii) Construction Contractor is not progressing in its performance of the Work, and (iv) Landlord's lender is not funding the performance of the Work, then Tenant may terminate the Lease by giving written notice of such election to Landlord in which event the parties will have no further obligations and liabilities under this Lease except for such obligations and liabilities which specifically survive the termination of the Lease.

         6.6 Management Meetings. Landlord and Tenant will attempt to resolve any disputes, disagreements or claims arising with respect to the performance of obligations and duties under this Addendum by holding a meeting of management or executive level representatives within fifteen (15) days of written notice by a party of the existence of a dispute, disagreement or claim. Such meetings will not relieve the parties from the performance of their respective obligations under the Lease or this Addendum. Such meeting shall be held at the offices of Tenant unless the parties agree otherwise. If as a result of such meeting Landlord and Tenant are unable to resolve any such dispute, disagreement or claim, the dispute shall be referred to arbitration in accordance with the Lease. Landlord and Tenant agree that the arbitration of any dispute, disagreement or claim arising under this Addendum will not be consolidated or joined with any other action, arbitration or proceeding and Landlord and Tenant hereby expressly waive and disclaim any right to request any such consolidation or joinder.

7.       LEASE

         7.1 Term Commencement Date. The Term of the Lease will commence upon the Term Commencement Date. On the Term Commencement Date, Landlord agrees, that: (a) Landlord will deliver possession of the Facility, free of all leases and tenancies (except the Lease), occupants, construction lien claims not discharged or transferred to security within thirty (30) days of the filing thereof, and material defects in material and workmanship; (b) the Facility will be in strict compliance with all Legal Requirements; (c) the Property will not be subject to any Title Exceptions except Permitted Exceptions; and (d) Landlord will satisfy all those obligations imposed upon Landlord by the provisions of the Lease and this Addendum which are required to be complied with prior to the commencement of the Term of the Lease and this Addendum.

8.       GENERAL COVENANTS OF LANDLORD

         8.1 Compliance with Legal Requirements. From the date hereof until the Term Commencement Date, Landlord shall, taking into account the then state of construction, design, construct, own, occupy, lease, manage, maintain, operate, and insure the Property, or cause the Property to be designed, constructed, owned, managed, maintained, operated, and insured, in accordance with all Legal Requirements other than as maybe applicable due solely to a special use by Tenant and good industry practices.

         8.2 Insurance. Landlord will obtain and maintain or will require Construction Contractor to obtain and maintain, from the date hereof until the Term Commencement Date, at no cost to Tenant, builder's risk insurance, automobile liability insurance and commercial general liability insurance against liability for bodily injury and death and property damage, in reasonable and customary amounts and forms. Landlord will also provide or cause to be provided and kept in force workers' compensation coverage with statutory benefits covering employees of Construction Contractor and with such endorsements as may be reasonably requested by Tenant. Landlord will deliver to Tenant, promptly as same are issued, true and complete copies or certificates of all policies of insurance, together with all subsequent endorsements thereto, as are required to be obtained and maintained by Landlord pursuant to the terms hereof. Any insurance required by the terms of this Section 8.2 to be carried by Landlord may be under a blanket policy (or policies) covering other properties of Landlord and/or its affiliates; provided, however that Landlord will procure and deliver to Tenant a statement from the insurer or general agent of the insurer setting forth the coverage maintained and the amounts thereof allocated to the risks intended to be insured hereunder.

                                   Schedule 1

                      INSTALLATION ACCEPTANCE CERTIFICATE]

                                   Schedule 2

                                PROCESS EQUIPMENT

         Landlord and Tenant, respectively, shall be responsible for the procurement and delivery of, and payment for, the Process Equipment as provided below. Landlord shall be responsible for the inspection, installation and testing of all Process Equipment, provided that Landlord shall not be responsible for the performance of the Tenant's Equipment which is not new. Landlord shall support and assist Tenant in connection with communication, interfacing, scheduling and other action involving the manufacturer, vendor or distributor of the Tenant's Equipment necessary or incidental to the delivery, installation, start-up and testing of such equipment.

         Landlord shall be responsible for the procurement and delivery of, and payment for, the following Process Equipment:

                                    [LIST]

         Tenant shall be responsible for the procurement and delivery of, and payment for the following Process Equipment (the "Tenant's Equipment"):

                                    [LIST]

                                       22

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                                   Schedule 3

                         REVIEW PLANS AND SPECIFICATIONS

                                       23

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                                   Schedule 4

              FORM OF SUBSTANTIAL COMPLETION ACCEPTANCE CERTIFICATE

                                       24

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                                   Schedule 5

                              CONSTRUCTION SCHEDULE

                                       25